UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Assurant, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2016 PROXY STATEMENT

AND NOTICE OF ANNUAL

MEETING OF STOCKHOLDERS

March 29, 2016

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Assurant, Inc. The meeting will be held on May 12, 2016 at 9:00 a.m. at the Club Quarters, Conference Center, 52 William Street, New York, New York 10005. We hope you attend the Annual Meeting but, whether or not you plan to attend, we encourage you to designate the proxies on the proxy card to vote your shares.

At last year’s annual meeting of stockholders, our advisory “say on pay” proposal received approval of approximately 95% of the vote. We attribute this support to the alignment of our compensation programs with the interests of our stockholders. In 2015, we continued our regular investor outreach program to hear our investor’s thoughts about executive compensation and corporate governance issues, and we look forward to continuing this important dialogue with our investors.

As a member of the Board of Directors, I am pleased to report to you that our well-qualified and diverse group of directors brings a balanced mix of executive leadership, industry, boardroom, financial and operating experience to Assurant. Our highly experienced directors provide critical insights on important issues facing our business today, always with a focus on maximizing stockholder value and adhering to Assurant’s bedrock principles concerning ethics, compliance and respect for every employee in the Company.

At the Annual Meeting, stockholders are being asked to elect directors; ratify the appointment of the Company’s auditors; cast an advisory vote approving the compensation of the Company’s named executive officers for 2015; and vote on an advisory stockholder proposal concerning proposed changes in our by-laws and articles of incorporation, if properly presented at the meeting.

We ask that you please give these materials your prompt attention. Your vote is important.

On behalf of the Board of Directors, I thank you for your continued interest and support.

Sincerely,

Alan B. Colberg

President, Chief Executive Officer and Director

Assurant, Inc.

Assurant, Inc.

28 Liberty Street

41st Floor

New York, New York 10005

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE AND TIME:	May 12, 2016, 9:00 a.m.

LOCATION:	The Club Quarters, Conference Center, 52 William Street, New York, New York 10005

PURPOSE OF THE

MEETING:	To elect each of our directors standing for re-election to our Board of Directors to serve until the 2017 Annual Meeting of Stockholders;

To ratify the appointment of PricewaterhouseCoopers LLP as Assurant’s Independent Registered Public Accounting Firm for the year ending December 31, 2016;

To cast an advisory vote approving the compensation of the Company’s named executive officers for 2015;

To vote on an advisory stockholder proposal concerning proposed changes in our by-laws and articles of incorporation, if properly presented at the meeting; and

To transact such other business as may properly come before the meeting or any adjournment thereof.

RECORD DATE:	Stockholders of record at the close of business on March 17, 2016 are entitled to receive this notice and to vote at the Annual Meeting or any adjournments or postponements of the Annual Meeting.

A list of those stockholders will be available for inspection at the offices of Assurant beginning at least ten days before the Annual Meeting.

PROXY VOTING:

Whether or not you plan to attend the Annual Meeting, we hope that you will read this proxy statement and submit your vote by telephone, via the Internet, or by requesting a printed copy of the proxy materials and completing, signing and returning the proxy card as instructed.

VOTE BY INTERNET – www.proxy.vote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 11, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 11, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Pursuant to the “Notice and Access” rule of the U.S. Securities and Exchange Commission (the “SEC”), stockholders may choose to access our proxy materials via the Internet or may request printed copies of such materials. Electronic delivery allows us to conserve natural resources and reduces the costs of printing and distributing the proxy materials. On or about March 29, 2016, we will begin mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders informing them that our proxy statement, 2015 annual report to stockholders and voting instructions are available on the Internet as of such date.

If you plan to attend the Annual Meeting, please notify the Chief Legal Officer and Secretary at Assurant, Inc., 28 Liberty Street, 41st Floor, New York, New York 10005, so that we can make appropriate arrangements. Please bring a government-issued photo identification and, if you hold your shares through a bank, broker or other nominee, a legal proxy, which will allow you to attend the Annual Meeting and vote in person. In addition, if you are representing an organization that is a stockholder, you must bring evidence of your authority to represent that organization at the Annual Meeting.

Thank you for your interest in and consideration of the proposals listed above.

By Order of the Board of Directors,

Bart R. Schwartz

Executive Vice President,

Chief Legal Officer and Secretary

March 29, 2016

The Assurant Proxy Statement and Annual Report are available at

www.proxyvote.com

You will need your 12-digit control number, listed on the Notice, to access these materials and to vote.

EACH VOTE IS IMPORTANT. TO VOTE YOUR SHARES, PLEASE PROMPTLY SUBMIT YOUR VOTE BY TELEPHONE, INTERNET OR MAIL AS EXPLAINED ABOVE.

Summary Information

SUMMARY INFORMATION

Provided below is a summary of certain information contained in this proxy statement. Before casting your vote, please refer to the complete proxy statement and the 2015 annual report to stockholders.

MATTERS TO BE VOTED ON

Proposals	Board Recommendation	Page
Election of 10 Director Nominees	FOR	3
Ratification of Appointment of PricewaterhouseCoopers LLP as Assurant’s Independent Registered Public Accounting Firm for 2016	FOR	9
Advisory Approval of 2015 Compensation of Named Executive Officers	FOR	10
Advisory Stockholder Proposal Concerning Proposed Changes in our By-laws and Articles of Incorporation	FOR	11

BUSINESS HIGHLIGHTS

Overview. Assurant insures clients and consumers against specialized risks and offers related products and services. We operate in North America, Latin America, Western Europe and other select geographic markets through two ongoing operating segments: Assurant Solutions and Assurant Specialty Property.

Strategic Realignment of Business Strategy. To sharpen our focus on products and services related to housing and lifestyle, recently we sold our Assurant Employee Benefits segment to Sun Life Assurance Company of Canada and our supplemental and small-group self-funded health insurance businesses to National General Holdings Corp. The remainder of Assurant Health is in run-off, a process we expect substantially to complete in 2016.

✓ 2015 Financial Highlights1 2

Total net earned premiums, fees and other income decreased 4.0% in 2015 to $7.4 billion

Fees and other income increased to $1.2 billion in 2015, compared to 1.0 billion in 2014

Diluted operating earnings per share of $6.58

Book value per diluted share (including Assurant Health results), excluding accumulated other comprehensive income (“AOCI”), of $65.29

11.3% operating return on equity, excluding AOCI

✓ Disciplined Capital Management

In 2015, Assurant:

• returned approximately $379 million to its stockholders through share repurchases and common stock dividends

• $285 million in share repurchases

 •       increased quarterly dividend in May by approximately 11% to $0.30 and then again in December by approximately 67% to $0.50 to acknowledge management’s increased confidence in the Company’s long-term cash flows following the strategic realignment

• invested approximately $20 million in acquisitions

• ended 2015 with $460 million of holding company capital and $210 million of deployable capital

[1] Results for Assurant Health are excluded, unless otherwise noted.

[2] Certain measures are non-GAAP. A reconciliation of these non-GAAP measures to their most comparable GAAP measures can be found in Appendix A hereto.

Summary Information

COMPENSATION HIGHLIGHTS

Assurant’s executive compensation programs are aligned with the Company’s strategic and financial objectives. As explained in detail below, they tie a large portion of executive compensation to the Company’s financial performance. Highlights of our 2015 executive compensation programs include:

✓ Pay for Performance Commitment

In 2015, we again received strong support for our executive compensation programs, with 95% of votes cast approving our advisory say-on-pay resolution

Significant portion of executive short- and long-term compensation tied to the Company’s overall performance and to the growth of businesses targeted for profitable growth long-term

Above-target compensation paid only if the Company delivers above-target performance

For executive officers, the performance stock unit (“PSU”) component of the Company’s long-term incentive award represents 75% of their long-term incentive compensation opportunity and the restricted stock unit (“RSU”) component represents 25%.

PSUs have been earned on the basis of the Company’s ranking relative to an industry index, with regard to three financial metrics: (i) total stockholder return; (ii) revenue growth; and (iii) growth in book value per share, excluding AOCI

✓ Stringent Executive Compensation Governance

Maximum payout caps for annual incentive compensation; limited to 200% of each NEO’s target opportunity

No dividend equivalents on unvested PSUs

Robust stock ownership guidelines for NEOs and directors

Clawback policy applicable to current and former executive officers in the event of financial statement restatement

NEO change of control agreements are “double trigger” and do not provide for excise tax gross-ups.

Additionally, with respect to 2015 compensation, starting in the second quarter of 2015, in connection with the Company’s wind-down of its health insurance business, in certain tables in our quarterly earnings news releases we now show the profit and loss from Assurant Health separately as Assurant run-off operations. The Compensation Committee has decided that Assurant Health results will be excluded from the Company’s performance targets.

✓ Changes to 2016 Compensation to Align with Transformation

As a result of the strategic repositioning of the Company, the Compensation Committee has made a number of changes to the Company’s short-term and long-term incentive programs for 2016. These changes further align our incentive compensation programs with the strategy of the Company to drive profitable growth long-term through a greater focus on our Housing and Lifestyle protection offerings. See table below.

CORPORATE GOVERNANCE HIGHLIGHTS

Assurant is committed to strong corporate governance practices. Certain highlights include:

✓ Independent Board Chair	✓ Appropriate mix of director diversity and tenure
✓ Declassified Board	✓ Greater than 95% director attendance at meetings
✓ Majority voting standard for director elections	✓ Regular outreach to investors
✓ Independent Board (with exception of CEO)	✓ Clawback policy
✓ Annual Board and committee self-evaluations	✓ No stockholder rights plan
✓ Policy against corporate independent political expenditures	✓ Officers and directors prohibited from hedging and pledging of Company securities
✓ Code of Ethics applicable to all employees and directors

Summary Information

KEY CHANGES TO 2016 COMPENSATION PLANS

Executive Short-Term Annual Incentive Plan (ESTIP)
2015 Program	Changes for 2016 Program	2015 Program	Changes for 2016 Program	Rationale for 2016 Changes
Enterprise	Enterprise	Business Segment	Business Segment	The Compensation
Committee believes
that the new ESTIP
metrics will:

•      drive greater
collaboration
across the
enterprise;

•      reinforce the
Company’s
commitment
to pay for
performance;
and

•      promote the
success of the
Company’s
transformation.

40% Consolidated Revenue	40% Consolidated Core/Accelerated Revenue	40% Business Segment Revenue	20% Business Segment Core/ Accelerated Revenue
25% Consolidated Net Operating Income	30% Consolidated Net Operating Income	25% Business Segment Net Operating Income	30% Business Segment Net Operating Income
20% Consolidated Operating Earnings per Diluted Share	30% Consolidated Net Operating Income – Operating Earnings per Diluted Share (“NOI-EPS”)	20% Consolidated Operating Earnings per Diluted Share	50% Enterprise Metrics
15% Operating Return on Equity, excluding AOCI		15% Operating Return on Equity, excluding AOCI, for the segment

Executive Long-Term Equity Incentive Plan (ALTEIP)
Award Mix. The long-term incentive award mix for executive officers will continue to reflect a 75% PSU component and a 25% RSU component, both of which will vest over three years.
Current Program for 2015 Metrics measured relative to the S&P Total Market Index	Changes to Program for 2016	Rationale for 2016 Changes
o 1/3 growth in book value per diluted share (excluding AOCI) o 1/3 total stockholder return (“TSR”) o 1/3 revenue growth	50% absolute NOI-EPS Absolute NOI-EPS measure supports the enterprise multi-year transformation, including profitable growth, operating efficiency and capital management.

The Compensation Committee believes that these new metrics:

 •     complement the metrics in the annual plan; and

 •     support the Company’s strategy of growing fee-based, capital light non-insurance businesses that have attractive margins and generate free cash flow.

50% relative TSR

TSR relative to the S&P 500 index, which the Compensation Committee believes, given our current transformation, is an appropriate benchmark across a broad set of companies and industries.

i

ii

ASSURANT, INC.

28 Liberty Street

41st Floor

New York, New York 10005

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 12, 2016

This proxy statement is furnished to stockholders of Assurant, Inc. (“Assurant” or the “Company”) in connection with the solicitation by the Board of Directors of Assurant (the “Board”) of proxies to be voted at the 2016 Annual Meeting of Stockholders to be held at The Club Quarters, Conference Center, 52 William Street, New York, New York 10005 on May 12, 2016 at 9:00 a.m., or at any adjournment or postponement thereof.

The SEC rules allow us to use a “Notice and Access” model to make our proxy statement and other Annual Meeting materials available to you. On or about March 29, 2016, we will begin mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders advising them that our proxy statement, 2015 annual report to stockholders and voting instructions can be accessed via the Internet upon the commencement of such mailing. You may then access these materials and vote your shares via the Internet or by telephone or you may request that a printed copy of the proxy materials be sent to you. You will not receive a printed copy of the proxy materials unless you request one in the manner described in the Notice. Using the Notice allows us to conserve natural resources and reduces the costs of printing and distributing the proxy materials, while providing our stockholders with convenient access to the proxy materials via the Internet.

Additionally, in accordance with a notice sent to certain stockholders who shared a single address, only one annual report and proxy statement will be sent to that address unless any stockholder at that address requested that multiple sets be sent. However, if any stockholder who agreed to householding wishes to receive a separate annual report or proxy statement for 2016 or in the future, he or she may telephone toll-free 1-866-540-7095 or write to Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Stockholders sharing an address who wish to receive a single set of reports may do so by contacting their banks or brokers, if they are beneficial holders, or by contacting Broadridge at the address set forth above if they are record holders.

The solicitation of proxies for the Annual Meeting is being made by telephone, Internet and mail. Proxies may be solicited on behalf of the Company by its officers, directors or employees by telephone, in person or by other electronic means. We have retained Morrow & Co., LLC, 470 West Ave. Stamford, Connecticut 06902, to assist with the solicitation of proxies for an estimated fee of $12,000 plus reimbursement of expenses. We will bear the cost of the solicitation of proxies, including postage, printing and handling, and will reimburse brokerage firms and other record holders of shares beneficially owned by others for their reasonable expenses incurred in forwarding solicitation material to beneficial owners of shares.

Any stockholder of record may revoke his or her proxy at any time before it is voted by delivering a later dated, signed proxy or other written notice of revocation to the Corporate Secretary of Assurant. Any record holder of shares present at the Annual Meeting may also withdraw his or her proxy and vote in person on each matter brought before the Annual Meeting. All shares represented by properly signed and returned proxies in the accompanying form or those submitted by Internet or telephone, unless revoked, will be voted in accordance with the instructions given thereon. A properly executed proxy without specific voting instructions will be voted as recommended by the Board: FOR each director nominee; and FOR Proposals Two, Three and the stockholder proposal, each as described in this proxy statement.

Any stockholder whose shares are held through a broker, bank or other nominee (shares held in street name) will receive instructions from the broker, bank or nominee that must be followed in order to have his or her shares voted. Such stockholders wishing to vote in person at the meeting must obtain a legal proxy from their broker, bank or other nominee and bring it to the meeting.

Only stockholders of record at the close of business on March 17, 2016, the record date for the Annual Meeting, will be entitled to notice of and to vote at the Annual Meeting or at any adjournment or postponement thereof. As of the close of business on that date, 63,507,208 shares of our common stock, par value $0.01 per share (the “Common Stock”), were outstanding. Stockholders will each be entitled to one vote per share of Common Stock held.

Votes cast in person or by proxy at the Annual Meeting will be tabulated by the inspector of elections appointed for the meeting. Pursuant to Assurant’s by-laws and the Delaware General Corporation Law (the “DGCL”), the presence of the holders of shares representing a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, whether in person or by proxy, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Under the DGCL, abstentions and “broker non-votes” will be treated as present for purposes of determining the presence of a quorum. Broker non-votes are proxies from brokers or nominees as to which such persons have not received instructions from the beneficial owners or other persons entitled to vote with respect to a matter on which the brokers or nominees do not have the discretionary power to vote.

For Proposal One, to be elected as a director, a nominee must receive the support of a majority of the votes cast, meaning that the number of votes cast “for” a director’s election must exceed the number of votes cast “against” that director’s election. Any incumbent director who is not elected by a majority of the votes cast must promptly tender his or her resignation. The Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) will consider the matter, taking into account all relevant factors, and recommend to the Board whether to accept or reject the tendered resignation or to take other action. The Board, excluding the director in question, will act on the Nominating Committee’s recommendation and publicly disclose its decision and the rationale within 90 days following the date of the certification of the election results.

Under our by-laws, the approval of each of Proposals Two and Three requires the affirmative vote of a majority of the stock held by persons who are present or represented by proxy at the Annual Meeting and entitled to vote. The approval of the stockholder proposal requires the affirmative vote of a majority of the stock held by persons who are present or represented by proxy at the Annual Meeting and entitled to vote.

For purposes of the election of directors under Proposal One, an abstention will not affect whether the number of “for” votes exceeds the number of “against” votes, and accordingly will not affect whether the director is elected. For purposes of determining approval of Proposals Two, Three and the stockholder proposal, abstentions will have the same effect as an “against” vote.

Under Rule 452 of the New York Stock Exchange (the “NYSE”) Listed Company Manual, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016 (Proposal Two) is a routine matter as to which brokers will be permitted to vote uninstructed shares. Nevertheless, under NYSE Rule 452, brokers who do not receive voting instructions from their clients with respect to Proposals One, Three or the stockholder proposal will not exercise discretion to vote on those proposals. If a broker or other record holder of shares returns a proxy card indicating it does not have discretionary authority to vote as to a particular matter (thus, a “broker non-vote”), those shares will not be counted as voting for or against the matter or “entitled to vote” on the matter, and will, therefore, have no legal effect on the voting for which the broker non-vote is indicated.

We urge stockholders to vote their shares by Internet, telephone or mail.

Proposal One

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL ONE

ELECTION OF DIRECTORS

We have ten directors, all of whom have been nominated for re-election to serve until the 2017 Annual Meeting or until their successors are elected and have qualified. In the absence of contrary instructions, it is the intention of the persons named in the accompanying proxy to vote for the nominees listed below. If any nominee becomes unavailable to serve for any reason, the proxies solicited hereby will be voted for election of the person, if any, designated by the Board to replace that nominee.

The following biographies summarize the director nominees’ tenure on the Assurant Board, business experience, director positions held during the last five years, and the particular experience, qualifications, attributes and/or skills that led the Board to conclude that they should serve as directors. The skills, experience and qualifications we believe are important for directors to possess and which are highlighted below include:

Corporate Governance/Public Company.   Directors with corporate governance experience support our goals of strong Board and management accountability, transparency and protection of stockholder interests.

Finance, Accounting or Financial Reporting.   Our Board values directors with an understanding of finance, financial reporting processes and accounting practices, given the importance of accurate financial reporting and strong financial controls.

Financial Services/Insurance Industry. Directors with financial services or insurance industry experience offer a valuable perspective when reviewing our business and strategy.

International. Our Company is a global organization; directors with broad international exposure and experience provide useful business, strategic and cultural perspectives.

Risk Management. Directors with risk management experience are critical to the Board’s role in overseeing the risks facing the Company.

Senior Leadership.   Directors who have served in relevant senior leadership positions bring a unique experience and perspective. We seek directors who have demonstrated expertise in operations, strategy and talent management.

The following persons have been nominated to serve as directors of Assurant until the 2017 Annual Meeting:

Elaine D. Rosen

Non-Executive Chair of the Board:	Since November 2010
Director: Since February 2009	Board Committees: Compensation
Age: 63	Other Public Company Boards: Kforce, Inc. (Since 2003)

Ms. Rosen served as Executive Vice President of UNUM/Provident Corporation from 1999 to 2001 and as President of UNUM Life Insurance Company of America from 1997 to 1999 after serving in various positions at the company since 1975. Ms. Rosen currently chairs the Board of Trustees of The Kresge Foundation and serves on the Board of Directors of Preble Street, a collaborative for the homeless and low income community in Portland, Maine. She also serves as a Trustee and a member of the Executive Committee of the Foundation for Maine’s Community Colleges.

Proposal One

Ms. Rosen has significant public company and corporate governance experience, including chairing the Compensation Committee at Kforce and serving on its Nomination Committee and its Corporate Governance Committee. Ms. Rosen previously chaired Assurant’s Nominating and Corporate Governance Committee.

Ms. Rosen has held senior executive roles at Unum Life Insurance Company and has substantial financial knowledge.

Ms. Rosen has extensive management and operational experience in the insurance industry.

Ms. Rosen has extensive experience as a senior executive at Unum, as the Chair of our Board and as the chair of a major philanthropic foundation.

Howard L. Carver

Director: Since March 2002	Board Committees: Audit, Nominating and Corporate Governance (Chair)
Age: 71	Other Public Company Boards: StoneMor Partners L.P. (Since 2005)

Mr. Carver retired as an Office Managing Partner of Ernst & Young LLP in June of 2002. Mr. Carver’s career at Ernst & Young spanned five decades, beginning as an auditor and a financial consultant. In 2013, Mr. Carver was appointed to the board of directors of Pinnacol Assurance, the workers compensation facility for the State of Colorado, and has been a member of its Audit Committee since 2012 and, since August 2015 chair of its Governance & Ethics Committee and chair of its board. Mr. Carver is a Certified Public Accountant and is a member of both the American Institute of Certified Public Accountants and the Connecticut Society of CPAs. Mr. Carver also serves or has recently served on the boards and/or audit committees of several civic and charitable organizations. Given Mr. Carver’s experience and qualifications, the Company has designated him as an Audit Committee financial expert for purposes of SEC Regulation S-K, Item 407(d)(5).

Mr. Carver has considerable corporate governance experience from his service on two public company boards. In addition to his committee roles at Assurant, Mr. Carver is a member of StoneMor’s Audit Committee and its Trust and Compliance Committee and chairs its Conflicts Committee.

Mr. Carver has extensive accounting and audit expertise with over 35 years at Ernst & Young and as the former chair of our Audit Committee.

Mr. Carver has over 40 years of financial services industry experience and is closely familiar with the insurance industry.

Mr. Carver has significant insurance-related risk management experience.

Juan N. Cento

Director: Since May 2006	Board Committees: Compensation, Nominating and Corporate Governance
Age: 64	Other Public Company Boards: None

Mr. Cento is the President of the Latin America and Caribbean Division of FedEx Express, headquartered in Miami, Florida. Mr. Cento has more than 30 years of experience in the air cargo and express transportation industry. He previously worked with Flying Tigers Line, Inc. and transitioned to FedEx in 1989 when the two companies were combined. Mr. Cento is involved in several non-profit organizations. He is a member of the International Advisory Board of Baptist Health System and the Council of the Americas. Additionally, Mr. Cento is Chair of the board of directors for CLADEC (Conference of Latin American and Caribbean Express Companies) and a member of the board of the United Way of Miami-Dade.

Proposal One

Mr. Cento has substantial corporate governance and public company experience as a result of his tenure at FedEx and as a member of our Nominating and Corporate Governance Committee.

Mr. Cento has over 30 years of international, strategic and operational business experience.

Mr. Cento has considerable experience as a senior executive, leading the Latin American expansion of FedEx’s business.

Alan B. Colberg

Director: Since January 2015	Board Committees: None
Age: 54	Other Public Company Boards: CarMax, Inc. (Since 2015)

Mr. Colberg is President and Chief Executive Officer of Assurant, Inc. He was named the Company’s President, effective September 16, 2014, and became Chief Executive Officer and director on January 1, 2015. Mr. Colberg joined Assurant as Executive Vice President of Marketing and Business Development in March 2011. Before joining Assurant, Mr. Colberg worked for Bain & Company, Inc. for 22 years, founding and heading Bain’s Atlanta office since 2000. He also served as Bain’s global practice leader for financial services, advising leading global companies, including Assurant. Mr. Colberg has long been active in civic leadership roles having served as chairman of the board of the Atlanta International School and on the boards of the Woodruff Arts Center and the Metro Atlanta Chamber of Commerce. Mr. Colberg was elected to the board of directors of CarMax, Inc. in October 2015 and is a member of its Audit Committee.

Mr. Colberg dedicated much of his 22 year career at Bain & Company to financial services and for six years served as the global practice leader of financial services.

During his tenure at Bain & Company Mr. Colberg advised several leading global companies including Assurant, Inc.

Mr. Colberg has over 25 years of senior leadership experience.

Elyse Douglas

Director: Since July 2011	Board Committees: Audit, Finance and Investment (Chair)
Age: 60	Other Public Company Boards: None

Ms. Douglas served as Executive Vice President and Chief Financial Officer of Hertz Global Holdings, Inc. and The Hertz Corporation until October 1, 2013. Ms. Douglas joined Hertz in July 2006. Prior to her role at Hertz, Ms. Douglas served as Treasurer of Coty Inc. from December 1999 until July 2006. Previously, Ms. Douglas served as an Assistant Treasurer of Nabisco, Inc. from June 1995 until December 1999. She also served in various financial services capacities for 12 years at Chase Manhattan Bank (now JPMorgan Chase). Ms. Douglas is a Certified Public Accountant and chartered financial analyst.

Ms. Douglas gained extensive financial experience through her roles as chief financial officer and treasurer of two multinational corporations.

Ms. Douglas has significant financial services industry experience through her roles at Chase Manhattan Bank.

Ms. Douglas has over 20 years of senior leadership experience including her tenure with Hertz Corporation and Coty.

Proposal One

Lawrence V. Jackson

Director: Since July 2009	Board Committees: Compensation (Chair), Finance and Investment
Age: 62	Other Public Company Boards: Snyder’s-Lance, Inc. (Since 2015) and Constar, Inc. (2009-2011)

Mr. Jackson currently serves as a senior advisor with New Mountain Capital, LLC, as a manager of private equity funds based in New York and as Chair of the board of SourceMark LLC. Previously, Mr. Jackson served as the President and Chief Executive Officer of the global procurement division and as the Executive Vice President and Chief People Officer at Wal-Mart Stores, Inc. Prior to that, Mr. Jackson was President and Chief Operating Officer of Dollar General Corporation and Senior Vice President, Supply Operations, for Safeway, Inc. Mr. Jackson was also with PepsiCo, Inc. for 16 years in various executive roles. In connection with his position at New Mountain Capital, Mr. Jackson serves on the boards of several portfolio companies. Mr. Jackson previously served as a director on the board of Parsons Corporation and as chair of its Compensation Committee.

Mr. Jackson has served on the boards of a number of public companies including ProLogis and Constar and also serves as the chair of our Compensation Committee.

Mr. Jackson has over 20 years of international expertise with several multinational corporations including Walmart and PepsiCo.

Mr. Jackson has over 20 years of senior leadership experience, having held a number of executive management positions.

Charles J. Koch

Director: Since August 2005	Board Committees: Compensation, Finance and Investment
Age: 69	Other Public Company Boards: Citizens Financial Group, Inc. (Since 2014) and Home Properties, Inc. (2010-2013)

Mr. Koch is a Public Interest Director on the board of The Federal Home Loan Bank of Cincinnati and serves as a member of its Personnel and Compensation Committee, its Finance and Risk Management Committee and its Nomination & Governance Committee. Mr. Koch previously served as Chair, President and Chief Executive Officer of Charter One Financial, Inc. prior to its sale to The Royal Bank of Scotland. He was elected President and Chief Operating Officer in 1980, served as President and Chief Executive Officer beginning in 1988 and then became Chair, President and Chief Executive Officer in 1990. Mr. Koch is also a past Chair of the Board of Trustees of Case Western Reserve University.

Mr. Koch has served on the boards of directors of public companies for more than ten years.

Mr. Koch has significant experience in the financial services industry, having led one of the country’s largest regional banks.

Mr. Koch has considerable risk management experience and serves as the chair of the Risk Committee at Citizens Financial Group, Inc. and previously chaired the Company’s Finance & Investment Committee.

Mr. Koch has over 30 years of senior leadership experience including several high level financial services positions.

Proposal One

Jean-Paul L. Montupet

Director: Since September 2012	Board Committees: Finance and Investment, Nominating and Corporate Governance
Age: 68	Other Public Company Boards: IHS Inc. (Since 2012), Lexmark International, Inc. (Since 2006), PartnerRe Ltd. (Since 2002) and WABCO Holdings, Inc. (Since 2012)

Until his retirement in December 2012, Mr. Montupet was the Chair of Emerson Electric Co.’s Industrial Automation business and President of Emerson Europe. During his 22 year career with Emerson Electric Co., Mr. Montupet held a number of senior leadership roles including Executive Vice President of Emerson Electric Co. and Chief Executive Officer of Emerson Electric Asia Pacific.

Mr. Montupet has substantial corporate governance and public company experience, including chairing the Corporate Governance and Public Policy Committee at Lexmark International, the Compensation, Nominating and Governance Committee at WABCO Holdings and the Compensation & Management Development Committee at PartnerRe.

Mr. Montupet has considerable insurance-related expertise through his service as the non-executive chairman of the board of PartnerRe Ltd.

Mr. Montupet has expertise in international markets having served as President of Emerson Europe and Chief Executive Officer of Emerson Electric Asia Pacific.

Mr. Montupet has significant risk management knowledge and is a member of three public company risk committees.

Mr. Montupet has considerable senior management experience having held a number of executive positions over 30 years at Emerson Electric Co. and Leroy-Somer, Inc.

Paul J. Reilly

Director: Since June 2011	Board Committees: Audit, Nominating and Corporate Governance
Age: 59	Other Public Company Boards: None

Mr. Reilly currently serves as Executive Vice President and Chief Financial Officer of Arrow Electronics, Inc., a distributor of electronic components and computer products. Mr. Reilly joined Arrow Electronics in 1991 and held various positions within the company prior to assuming the role of Chief Financial Officer in 2001. Prior to joining Arrow Electronics, Mr. Reilly was a Certified Public Accountant in the business assurance practice of the New York office of KPMG Peat Marwick.

Mr. Reilly, in his current role as Chief Financial Officer of Arrow Electronics, has oversight of the company’s treasury, capital structuring, budgeting and controller functions and has substantial financial knowledge.

Mr. Reilly is a Certified Public Accountant and was employed by KPMG where he provided audit services to a wide range of public and private multinational organizations.

Mr. Reilly has served as a senior executive at a public company for 15 years.

Proposal One

Robert W. Stein

Director: Since October 2011	Board Committees: Audit (Chair)
Age: 67	Other Public Company Boards: Aviva plc (Since 2013)

Mr. Stein is a former Global Managing Partner, Actuarial Services at Ernst & Young LLP. Mr. Stein joined Ernst & Young in 1976 and held various leadership roles in the firm’s actuarial and insurance practice. He currently serves on the board of Resolution Life Holdings, Inc. He is a Certified Public Accountant and is a member of the AICPA. He is also a member of the American Academy of Actuaries, a Fellow of the Society of Actuaries and a Trustee Emeritus of the Actuarial Foundation. Given Mr. Stein’s experience and qualifications, the Company has designated him as an Audit Committee financial expert for purposes of SEC Regulation S-K, Item 407(d)(5).

Mr. Stein is Certified Public Accountant and has significant accounting and financial reporting experience.

Mr. Stein has more than 40 years of experience advising many of the world’s leading insurance companies on financial and operating matters.

Mr. Stein has vast knowledge and experience in the areas of actuarial matters and risk management. He also currently serves on the Risk Committee of Aviva plc and chairs the Audit Committee of Resolution Life Holdings.

Mr. Stein spent more than 30 years leading various practice areas within Ernst & Young LLP.

Vote Required; Board Recommendation

Under our by-laws, each director must be elected by the holders of a majority of the votes cast, meaning that the number of votes cast “for” the nominee’s election must exceed the number of votes cast “against” the nominee’s election. Abstentions will have no effect on this determination.

The Board of Directors recommends that stockholders vote FOR each of the nominees named above to serve until the 2017 Annual Meeting or until their successors are elected and have qualified.

Proposal Two

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

General

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2016. PricewaterhouseCoopers LLP has acted as our independent registered public accounting firm since 2000. In accordance with a resolution of the Audit Committee, this appointment is being presented to stockholders for ratification at the Annual Meeting. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider its appointment. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he wishes to do so, and will be available to respond to appropriate questions.

Vote Required; Board Recommendation

The affirmative vote of a majority of the stock held by persons who are present or represented by proxy at the Annual Meeting and entitled to vote on this proposal is required for ratification. For purposes of determining approval of this proposal, an abstention will have the same effect as an “against” vote.

The Board of Directors recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as Assurant’s Independent Registered Public Accounting Firm for the year ending December 31, 2016.

Proposal Three

PROPOSAL THREE

ADVISORY VOTE ON EXECUTIVE COMPENSATION FOR 2015

The following Company proposal gives the stockholders the opportunity to cast a non-binding advisory vote with respect to the 2015 compensation of the Company’s NEOs. In response to stockholder vote, the Company holds this advisory vote on an annual basis. In considering your vote, we invite you to review the Compensation Discussion and Analysis (the “CD&A”), beginning on page 16. As described in the CD&A, we believe our current compensation programs and policies directly link executive compensation to Company performance and thereby align the interests of our executive officers with those of our stockholders.

Our Board intends to carefully consider the stockholder vote resulting from this proposal. Please cast a vote either to approve or not approve the following resolution:

“RESOLVED, that the 2015 compensation provided to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Vote Required; Board Recommendation

The affirmative vote of a majority of the stock held by persons who are present or represented by proxy at the Annual Meeting and entitled to vote on this proposal is required for approval of this non-binding resolution. For purposes of determining approval of this proposal, an abstention will have the same effect as an “against” vote.

The Board of Directors recommends that you vote FOR approval of the 2015 compensation of our NEOs as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative.

Stockholder Proposal

STOCKHOLDER PROPOSAL

ADVISORY PROPOSAL CONCERNING PROPOSED CHANGES IN OUR BY-LAWS AND ARTICLES OF INCORPORATION

John Chevedden, 2215 Nelson Avenue, No 205, Redondo Beach, CA 90278, proxy for William Steiner, beneficial owner of no fewer than 100 shares of Assurant, Inc. since July 1, 2014, has given notice that he intends to present the following proposal for action at the Annual Meeting. The exact share holdings of the stockholder proponent will be supplied promptly upon oral or written request.

In accordance with SEC rules and regulations, we have included the following complete text of the stockholder proposal exactly as submitted; the Board’s response follows. The stockholder proposal includes some incorrect assertions. The Company has not addressed all of these inaccuracies and accepts no responsibility for the accuracy or content of the stockholder proposal.

Shareholder Proposal — Simple Majority Vote

RESOLVED, Shareholders request that our board take the steps necessary so that each voting requirement in our charter and by-laws that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws.

Shareowners are willing to pay a premium for shares of corporations that have excellent corporate governance. Supermajority voting requirements have been found to be one of 6 entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements are arguably most often used to block initiatives supported by most shareowners but opposed by a status quo management.

This proposal topic also won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy’s. Currently a 1%-minority can frustrate the will of our 66%-shareholder majority. In other words, a 1% minority could have the power to prevent shareholders from improving our corporate governing documents.

Please vote to enhance shareholder value: Simple Majority Vote

BOARD OF DIRECTORS’ RESPONSE:

THE BOARD OF DIRECTORS SUPPORTS THE PROPOSED RESOLUTION, IF PROPERLY PRESENTED AT THE 2016 ANNUAL MEETING, AND RECOMMENDS A VOTE FOR THE PROPOSAL FOR THE FOLLOWING REASONS:

The Company’s Board is firmly committed to good corporate governance and has adopted a wide range of practices and procedures that promote effective corporate governance and Board oversight. In 2009 and 2010, through a stockholder vote, the Company proactively amended its articles of incorporation and by-laws to bring them in line with modern corporate governance practices, including by eliminating the classified board, implementing majority voting for election of directors and updating certain other provisions of its articles of incorporation and by-laws. In particular, at the 2009 Annual Meeting, the Board adopted resolutions approving and recommending to stockholders amendments to the Company’s articles of incorporation to, among other things, eliminate the two-thirds voting standard required with respect to the approval of mergers or consolidations of the Company and the sale, lease, exchange, transfer or other disposition of all or substantially all of the Company’s assets. With the Board’s support, this 2009 proposal to amend the Company’s articles of incorporation passed, receiving more than the

Stockholder Proposal

required two-thirds vote. Nevertheless, at that time, we did not change certain other supermajority voting provisions in our articles of incorporation and by-laws.

If the Company had not received the stockholder proposal, at the 2016 Annual Meeting the Board would have recommended proactive adoption of a simple majority voting standard for the remaining supermajority voting provisions. To timely effectuate the change in the voting standard and improve our corporate governance practices as soon as possible, we had respectfully requested that the stockholder withdraw the proposal so that, without creating confusion and risking a failed vote, we could include a similar proposal that would go directly to the stockholders and eliminate one step in the process of finalizing the changes (since Mr. Chevedden’s proposal is merely advisory, or “precatory”). Unfortunately, we were unable to reach an agreement with the stockholder on this point. Consequently, stockholder approval of Mr. Chevedden’s proposal will not eliminate the supermajority voting provisions this year. Instead, at the 2017 Annual Meeting, the Board will present a resolution to amend the Company’s articles of incorporation that, if approved, will eliminate the two-thirds supermajority voting standard required to alter, amend, or repeal certain sections of the Company’s articles of incorporation and by-laws.

The affirmative vote of a majority of the stock held by persons who are present or represented by proxy at the Annual Meeting and entitled to vote will be required for the approval of this advisory stockholder proposal. For purposes of determining approval of this proposal, an abstention will have the same effect as an “against” vote.

The Board of Directors recommends a vote “FOR” this Proposal. Proxies solicited by the Board of Directors will be voted “FOR” this Proposal, unless a different vote is specified.

Executive Officers

EXECUTIVE OFFICERS

The table below sets forth certain information, as of March 29, 2016, concerning each person deemed to be an Executive Officer of the Company. There are no arrangements or understandings between any Executive Officer and any other person pursuant to which the officer was selected.

Name	Age	Position
Alan B. Colberg	54	President, Chief Executive Officer and Director
Christopher J. Pagano	52	Executive Vice President, Chief Financial Officer and Treasurer
Gene E. Mergelmeyer	57	Executive Vice President and Chief Administrative Officer; President and Chief Executive Officer of Assurant Specialty Property
Bart R. Schwartz	63	Executive Vice President, Chief Legal Officer and Secretary
Robyn Price Stonehill	44	Executive Vice President and Chief Human Resources Officer
John A. Sondej	51	Senior Vice President, Controller and Principal Accounting Officer
Michael D. Anderson	58	Interim President of Assurant Solutions

Alan B. Colberg, President, Chief Executive Officer and Director. Biography available in the section entitled “PROPOSAL ONE–ELECTION OF DIRECTORS.”

Christopher J. Pagano, Executive Vice President, Chief Financial Officer and Treasurer. Mr. Pagano was named Chief Financial Officer in August 2014. Before assuming his current position, Mr. Pagano served as Executive Vice President, Treasurer and Chief Investment Officer of Assurant, Inc. since July 2007. On September 24, 2015, the Company announced that Mr. Pagano is to be named Chief Risk Officer. The Company has underway an external search for a chief financial officer to succeed Mr. Pagano, who will remain in his current role until a successor is in place.

Gene E. Mergelmeyer, Executive Vice President and Chief Administrative Officer; President and Chief Executive Officer, Assurant Specialty Property. Mr. Mergelmeyer was named Chief Administrative Officer of Assurant in August 2014 with responsibility for Assurant’s Technology Infrastructure Group and other corporate enterprise functions. He was appointed Chief Executive Officer of Assurant Specialty Property in August 2007 and President of Assurant Specialty Property and Executive Vice President of Assurant, Inc. in July 2007. On February 16, 2016, the Company announced that Mr. Mergelmeyer is to be named Chief Operating Officer, effective July 1, 2016.

Bart R. Schwartz, Executive Vice President, Chief Legal Officer and Secretary. Mr. Schwartz has been Executive Vice President, Chief Legal Officer and Secretary since April 2008.

Robyn Price Stonehill, Executive Vice President and Chief Human Resources Officer. Ms. Price Stonehill was appointed Executive Vice President and Chief Human Resources Officer of Assurant, Inc. in July 2014. Before assuming her current role at Assurant, she served as Senior Vice President of Compensation, Benefits and Shared Services at the Company since 2009.

John A. Sondej, Senior Vice President, Controller and Principal Accounting Officer. Mr. Sondej has been Senior Vice President, Controller and Principal Accounting Officer of the Company since January 2005.

Michael D. Anderson, Interim President, Assurant Solutions. Mr. Anderson has been interim President of Assurant Solutions since February 2016. Before assuming his current role, he served as Senior Vice President, Chief Operating Officer at Assurant Solutions since 2013.

The Management Committee of Assurant (the “Management Committee”) consists of the Company’s President and Chief Executive Officer, certain Company Executive Vice Presidents and the head of each of Assurant’s operating segments.

Security Ownership of Certain Beneficial Owners

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table provides, with respect to each person or entity known by Assurant to be the beneficial owner of more than five percent of Assurant’s outstanding Common Stock as of February 1, 2016, (a) the number of shares of Common Stock owned (based upon the most recently reported number of shares outstanding as of the date the entity filed a Schedule 13G with the SEC) and (b) the percentage of all outstanding shares represented by such ownership as of February 1, 2016 (based on an outstanding share amount of 64,777,357 as of that date).

Name of Beneficial Owner	Shares of Common Stock Owned Beneficially	Percentage of Class
FMR LLC[1]	5,903,925	9.1%
Vanguard Group, Inc.[2]	5,871,250	9.1%
BlackRock, Inc.[3]	3,906,333	6.0%
Neuberger Berman Group LLC.[4]	3,425,240	5.3%

[1]

FMR LLC, 245 Summer Street, Boston, Massachusetts 02210, filed a Schedule 13G/A on February 12, 2016, with respect to the beneficial ownership of 5,903,925 shares. This represented 9.1 % of our Common Stock as of February 1, 2016.

[2]

The Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, PA 19355, filed a Schedule 13G/A on February 10, 2016, with respect to the beneficial ownership of 5,871,250 shares. This represented 9.1% of our Common Stock as of February 1, 2016.

[3]

BlackRock, Inc., 55 East 52nd Street, New York, New York 10022, filed a Schedule 13G/A on January 25, 2016, with respect to beneficial ownership of 3,906,333 shares. This represented 6.0% of our Common Stock as of February 1, 2016. BlackRock, Inc. has indicated that it filed this Schedule 13G/A on behalf of the following subsidiaries: BlackRock Japan Co. Ltd., BlackRock Advisors (UK) Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Advisors LLC, BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited., BlackRock Fund Managers Ltd., BlackRock Asset Management Ireland Limited, BlackRock International Limited, BlackRock Investment Management (UK) Ltd., BlackRock Life Limited, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Asset Management North Asia Limited, BlackRock Asset Management Schweiz AG, BlackRock Capital Management and Xulu, Inc.

[4]

Neuberger Berman Group LLC, 605 Third Avenue, New York, New York 10158, filed a Schedule 13G on February 9, 2016, with respect to the beneficial ownership of 3,425,240 shares. This represented 5.3 % of our Common Stock as of February 1, 2016.

Security Ownership of Directors and Executive Officers

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table provides information concerning the beneficial ownership of Common Stock as of February 1, 2016 by Assurant’s Chief Executive Officer, Chief Financial Officer, and each of Assurant’s other named executive officers for 2015, each director, and all executive officers and directors as a group. As of February 1, 2016, we had 64,777,357 outstanding shares of Common Stock. Except as otherwise indicated, all persons listed below have sole voting power and dispositive power with respect to their shares, except to the extent that authority is shared by their spouses, and have record and beneficial ownership of their shares.

Name of Beneficial Owner	Shares of Common Stock Owned Beneficially[1]	Percentage of Class
Alan B. Colberg	38,392	*
Christopher J. Pagano	62,745	*
Gene E. Mergelmeyer	95,202	*
Bart R. Schwartz	66,138	*
S. Craig Lemasters	129,608	*
Elaine Rosen	11,865	*
Howard L. Carver	31,497	*
Juan N. Cento	14,989	*
Elyse Douglas	6,247	*
Lawrence V. Jackson	11,648	*
Charles J. Koch	31,565	*
Jean-Paul Montupet	5,710	*
Paul J. Reilly	6,334	*
Robert W. Stein	8,251	*
All directors and executive officers as a group (17 persons)	550,558	*

*	Less than one percent of class.
[1]

Includes: for Mr. Pagano, 3,841 shares of Common Stock; for all directors and executive officers as a group, 3,841 shares of Common Stock held through the Assurant 401(k) Plan, as of December 31, 2015.

Includes for Mr. Stein, 4,351 shares of Common Stock held by the Robert W. Stein Revocable Living Trust and Christine M. Denham Revocable Living Trust, Tenants in Common. Also includes 2,000 shares of Common Stock held by the Denham Stein Family Foundation. Because Mr. Stein serves as a trustee of this tax exempt charitable foundation, Mr. Stein is deemed to “control” these 2,000 shares in which he has no economic interest.

Includes restricted stock units (“RSUs”) that will vest and/or become payable on or within 60 day of February 1, 2016 in exchange for the following amounts of Common Stock as of February 1, 2016: For Mr. Colberg, 10,892 shares; for Mr. Pagano, 7,928 shares; for Mr. Mergelmeyer, 36,798 shares (including 29,149 shares that would be issuable upon a retirement); for Mr. Schwartz, 7,513 shares; and for Mr. Lemasters, 19,889 shares (including 12,376 shares that would be issuable upon a retirement.) RSUs that will vest on or within 60 days of February 1, 2016 in exchange for shares of Common Stock, for all directors and executive officers as a group, totaled 88,845.

Compensation Discussion & Analysis

Part I - Executive Summary

COMPENSATION DISCUSSION AND ANALYSIS

I. Executive Summary

Introduction

This Compensation Discussion and Analysis (“CD&A”) provides a detailed review of the compensation principles and strategic objectives governing the compensation of the following individuals, who were our named executive officers for 2015:

Name	Title

Alan B. Colberg	President and Chief Executive Officer
Christopher J. Pagano	Executive Vice President, Chief Financial Officer and Treasurer
Gene E. Mergelmeyer	Executive Vice President and Chief Administrative Officer; President and Chief Executive Officer, Assurant Specialty Property
Bart R. Schwartz	Executive Vice President; Chief Legal Officer and Secretary
S. Craig Lemasters	Executive Vice President; President and Chief Executive Officer, Assurant Solutions

Throughout this CD&A, we refer to these individuals as our “NEOs”, to Mr. Colberg as our “CEO” and to Mr. Pagano as our “CFO”.

Impact of 2015 Business Results on NEO Compensation

Highlights for the enterprise’s 2015 fiscal year1 financial metrics related to short-term and long-term incentive programs include2:

Annual Incentive Plan (ESTIP)

•	40% annual growth in consolidated revenue

•	25% growth in consolidated net operating income

•	20% annual growth in consolidated operating earnings per diluted share

•	15% operating return on equity (“ROE”), excluding AOCI

Based on the Company’s 2015 performance as noted in the 2015 Financial Highlights section above, the resulting annual incentive plan performance multiplier for 2015 for enterprise NEOs was 1.53 and for business segment NEOs was 1.07 (for Mr. Lemasters) and 1.67 (for Mr. Mergelmeyer). ESTIP metrics and NEO payouts are described in greater detail in the section entitled “2015 Annual Incentive Compensation — 2015 Results” beginning on page 21.

Long-Term Equity Incentive Plan (ALTEIP)

•	1/3 annual growth in book value per diluted share, excluding accumulated other comprehensive income (“AOCI”)

•	1/3 growth in revenue

•	1/3 growth in total stockholder return

2015 payouts under the ALTEIP will be determined over the three-year performance cycle based on the Company’s performance of the above listed pre-established metric goals relative to a broad market index. Final payout amounts for 2015 will not be finalized until 2018. 2015 results contribute to the final payout amounts for the 2013 and 2014 outstanding awards.

1 Certain measures are non-GAAP. A reconciliation of these non-GAAP measures to their most comparable GAAP measures can be found in Appendix A hereto.

2 The Compensation Committee decided that Assurant Health results would be excluded from the Company’s performance. This decision is consistent with certain tables in the Company’s earnings news releases.

Compensation Discussion & Analysis

Part I - Executive Summary

Elements of 2015 Compensation

Base Salary. In 2015 our NEOs’ salaries were as follows:

Alan B. Colberg	$850,000
Christopher J. Pagano	$650,000
Gene E. Mergelmeyer	$630,000
Bart R. Schwartz	$585,000
S. Craig Lemasters	$585,000

Annual Incentive. In 2015, in accordance with the Assurant, Inc. Executive Short Term Incentive Plan (the “ESTIP”), our NEOs received annual incentive payments in the amounts set forth in the chart on page 24.

Long-term Incentive Performance Awards. In 2015, in accordance with the Amended and Restated Assurant, Inc. Long Term Equity Incentive Plan (the “ALTEIP”), our NEOs received long-term equity awards — of which 75% was delivered in the form of PSUs and 25% was delivered in the form of RSUs. Vesting of performance-based equity awards for the 2015-2017 performance cycle will not be determined until after the end of 2017, and our NEOs will be eligible for payouts in respect of these awards in 2018. RSUs vest in equal annual installments on the first three anniversaries of grant.

Our Executive Compensation Principles

Assurant’s executive compensation programs are designed to align the interests of our executives with those of our stockholders by tying significant portions of their compensation to the Company’s financial performance. The following charts show the relative percentages of target variable (annual and long-term incentive) and fixed (base salary) compensation established for our CEO and our other NEOs at the beginning of 2015:

2015 CEO Target Compensation	2015 NEO Target Compensation

(For additional details on the percentage components of our NEOs’ fixed and variable compensation, see the discussion under “Mix of Target Total Direct Compensation Elements” on page 20.)

Set forth below are our core executive compensation principles, along with key features of our executive compensation program that support these principles:

Executive compensation opportunities at Assurant should be sufficiently competitive to attract and retain talented executives while aligning their interests with those of our stockholders.

•

Generally, when setting target total direct compensation opportunities (base salary, annual incentives and long-term equity incentives) for our NEOs, the Compensation Committee seeks to approximate median levels for comparable positions at companies in our compensation peer group. (For details on our compensation peer group, please see the discussion on page 30.)

Compensation Discussion & Analysis

Part I - Executive Summary

•	The Company continues to emphasize performance-based compensation that attracts, retains and rewards the executives necessary to successfully execute the Company’s business strategy.

•

Each NEO’s annual incentive opportunity is contingent on the Company’s earnings. If the Company does not produce positive net income, as defined in the ESTIP, no annual executive incentive payments are made.

•	75% of the annual long-term equity incentive award granted to our NEOs in 2015 was delivered in the form of PSUs and 25% was delivered in the form of RSUs, each with a three-year vesting schedule.

Our incentive-based programs should motivate our executives to deliver above-median results.

•	We design performance goals under our annual executive incentive program so that above-target compensation will be paid only if the Company delivers above-target performance.

•

In 2015, payouts with respect to PSU awards are contingent on performance relative to a broad index of insurance and related services companies and reach above-target levels only if our performance exceeds the 50th percentile of this index with the payout capped at 150% if the Company performs at or above the 75th percentile. There is no payout if performance falls below the 25th percentile of this index.

Our executive compensation programs are informed by strong governance practices that reinforce our pay for performance philosophy, support our culture of accountability and encourage prudent risk management.

•

Under our executive compensation recoupment policy, in effect since 2012, the Compensation Committee may recover (“claw back”) annual and long-term incentive compensation from current and former executive officers in the event of a financial restatement as a result of material non-compliance with any financial reporting requirement under the securities laws that has resulted in an overpayment.

•	Under our stock ownership guidelines, our NEOs and directors are required to hold a meaningful amount of Company stock throughout their service.

•	Under our insider trading policy, our NEOs and directors are prohibited from:

•	engaging in hedging and monetizing transactions with respect to Company securities;

•	holding Company securities in a margin account; or

•	pledging Company securities as collateral for a loan.

•	Change of control agreements with our NEOs are “double trigger” and do not provide for excise tax gross-ups.

•

In 2015, the Compensation Committee, assisted by Towers Watson & Co. (“Towers Watson”) (the Compensation Committee’s independent compensation consultant), undertook an annual risk review of the Company’s variable pay plans, policies and practices for all employees, and did not identify any risks that are reasonably likely to have a material adverse effect on the Company.

•	We do not provide any significant perquisites to our NEOs.

•	Annual incentive payouts are capped at 200% of each NEO’s target opportunity.

•	For 2015, PSU award payouts are capped at 150% of each NEO’s target opportunity, even if performance exceeded the 75th percentile.

•	There is no PSU award payout if the Company’s ranking falls below the 25th percentile of the relevant index.

•	Assurant does not pay dividends on unvested PSUs.

Compensation Discussion & Analysis

Part I - Executive Summary

2015 Say on Pay Vote and Stockholder Engagement

In light of the 95% favorable advisory vote by stockholders to approve executive compensation at the Company’s 2015 annual meeting and our regular discussions with stockholders, and because we believe that our executive compensation program supported the Company’s business strategy and was in line with market practices, we did not implement any significant changes to our program in 2015. Through our ongoing investor outreach program, we were able to engage with investors throughout the year to receive their input and feedback on aspects of the Company’s corporate governance practices and executive compensation program. In 2015, we continued our regular investor outreach program and reached out to the majority of our institutional stockholder base. We discussed with investors the Company’s strategic transformation and solicited input on compensation plan design for 2016. Investor input helped shape changes to our compensation programs for 2016.

Compensation Discussion & Analysis

Part II - Elements of Our Executive Compensation Process

II. Elements of Our Executive Compensation Program

Pay Elements

The following table sets forth the primary elements of the compensation programs that apply to our NEOs and the objective or purpose each element is designed to achieve:

Compensation Element	Objective/Purpose
Annual base salary

Provides fixed compensation that, in conjunction with our annual and long-term incentive programs, approximates the median level of target total compensation for comparable positions at companies in our compensation peer group.

Attracts and retains talented executives with compensation levels that are consistent with our target total compensation mix.

Annual incentive program

Motivates executives to achieve specific near-term enterprise or business segment goals designed to increase long-term stockholder value.

Requires above-target performance to earn an above-target payout.

Long-term equity incentive award program

Motivates executives to consider longer-term ramifications of their actions and appropriately balance long- and near-term objectives.

Reinforces a culture of accountability focused on long-term value creation.

Requires above-median performance for an above-target payout on long-term performance-based equity awards.

Retirement, deferral and health and welfare programs

Provides a competitive program that addresses retirement needs of executives.

Offers NEOs participation in the same health and welfare programs available to all U.S. employees.

Provides an executive long-term disability program.

Payments upon change of control

Provides separation pay upon certain terminations of employment in connection with the sale of the Company or an applicable business segment. Executives are not contractually entitled to separation pay beyond these instances.

Enables executives to focus on maximizing value for stockholders in the context of a change of control transaction.

Mix of Target Total Direct Compensation Elements

The following charts show the relative percentages of the components of target total direct compensation that were established for our CEO and our other NEOs at the beginning of 2015:

2015 CEO Pay Mix	2015 NEO Average Pay Mix

Compensation Discussion & Analysis

Part II - Elements of Our Executive Compensation Process

Because our CEO is primarily responsible for achieving the strategic objectives of the Company, his variable compensation is a greater portion of his target total direct compensation than that of our other NEOs. 70% of his target total direct compensation opportunity is subject to performance goals.

Changes to Compensation Levels and Pay Mix in 2015

In January 2015, Towers Watson presented data to the Compensation Committee demonstrating that target total direct compensation (base salary, target annual incentive compensation and target long-term incentive compensation) of most of our NEOs continued to be generally aligned with or fall below median levels for similarly situated executives at companies in our compensation peer group.

To continue to align NEO compensation with median levels, the Compensation Committee made changes to certain elements of NEO compensation as illustrated in the following chart:

	Base Salary		Target Annual Incentive		Target Long-term Incentive		Target Total Direct Compensation
NEO	YE 2014	YE 2015	YE 2014	YE 2015	YE 2014	YE 2015	YE 2014	YE 2015
Alan B. Colberg	$700,000	$850,000	100%	160%	225%	450%	$2,975,000	$6,035,000
Christopher J. Pagano	$615,000	$650,000	120%	120%	225%	250%	$2,736,750	$3,055,000
Gene E. Mergelmeyer	$615,000	$630,000	120%	120%	225%	225%	$2,736,750	$2,803,500
Bart R. Schwartz	$565,000	$585,000	100%	100%	225%	225%	$2,401,250	$2,486,250
S. Craig Lemasters	$565,000	$585,000	100%	100%	225%	225%	$2,401,250	$2,486,250

The year-over-year increase in Mr. Colberg’s compensation between 2014 and 2015 was primarily attributable to his promotion to CEO at the beginning of 2015. The year-over-year changes for the other NEOs is primarily attributable to, among other things, role changes and expanded responsibilities, as well as the alignment of their compensation with median levels for comparable positions at other companies.

2015 Annual Incentive Compensation

In setting near-term Company or segment goals for the annual incentive program, the Compensation Committee takes into account a number of factors, including management’s expectations regarding business performance, results from prior years, Company-specific factors, opportunities for organic and strategic growth, the regulatory environment in which our business operates and/or macroeconomic trends (e.g., levels of consumer spending, housing market conditions and interest rates) that may affect our business. For 2015, the Committee established financial targets designed to be challenging and to motivate our senior executives to position the Company to deliver profitable growth.

Compensation Discussion & Analysis

Part II - Elements of Our Executive Compensation Process

In 2015, to more closely align the enterprise and business segments annual incentive goals, the Compensation Committee added NOI (defined below) as a performance metric for our enterprise executives and consolidated operating diluted EPS (defined below) as a performance metric for our business segment executives. Also, to further emphasize profitable growth, the Compensation Committee revised the allocation between profitability and revenue for our executives’ target annual incentive opportunity by increasing the weighting of profitability targets from 50% to 60% and decreasing the weighting of revenue targets from 50% to 40%. We use operating measures for these financial targets because they exclude the impact of net realized gains (losses) on investments and other unusual and/or non-recurring or infrequent items.

•

For NEOs who serve in an enterprise capacity (our CEO, CFO and Mr. Schwartz), revenue growth is measured by a weighted average of the revenue growth of the business segments, and profitability is measured using consolidated operating diluted earnings per share (“EPS”), net operating income (“NOI”) and operating ROE, excluding AOCI.[1]

•

For NEOs who serve as business segment leaders (Messrs. Mergelmeyer and Lemasters), top-line growth is measured through a combination of net earned premiums and fees and gross written premiums with a focus on targeted areas. Profitability is measured using NOI and operating ROE, excluding AOCI, for the segment and EPS.[2]

The Compensation Committee decided that Assurant Health results would be excluded from the Company’s performance. This decision is consistent with certain tables in the Company’s quarterly and annual earnings news releases.

[1]	Certain measures are non-GAAP. A reconciliation of these non-GAAP measures to their most comparable GAAP measures can be found in Appendix A hereto.
[2]	Certain measures are non-GAAP. A reconciliation of these non-GAAP measures to their most comparable GAAP measures can be found in Appendix A hereto.

Compensation Discussion & Analysis

Part II - Elements of Our Executive Compensation Process

2015 Results. The following table sets forth performance targets applicable to our NEOs for 2015, along with the resulting multipliers applied to NEO annual incentive compensation as explained in more detail below:

2015 Annual Incentive Performance Targets and Results1 2

Weighting	Financial Performance Metric	0.0	0.5	1.0	1.5	2.0	2015 Results[3]	Performance Metric Multiplier
Assurant Enterprise
60%	Profitability
	20%: Consolidated Operating Earnings per Diluted Share (EPS)	$3.90	$4.80	$5.48	$5.80	$6.10	$6.59
	25%: Net Operating Income (NOI)	$271	$334	$381	$403	$424	$455	1.53
	15%: Operating Return on Equity, excluding AOCI (ROE)	6.8%	8.3%	9.4%	9.9%	10.5%	11.5%
40%	Revenue Growth[4]
Assurant Specialty Property
60%	Profitability
	25%: Net Operating Income (NOI)	$110	$165	$210	$235	$290	$308
	20%: Consolidated Operating Earnings per Diluted Share (EPS)	$3.90	$4.80	$5.48	$5.80	$6.10	$6.59
	15%: Operating Return on Equity, excluding AOCI (ROE)	8.0%	12.0%	15.2%	17.0%	21.0%	22.1%	1.67
40%	Revenue Growth
	50%: Net earned premiums & fee income: all business	$2,260	$2,320	$2,376	$2,440	$2,490	$2,441
	25% Net earned premiums & fee income: targeted growth	$550	$580	$607	$630	$660	$609
	25%: Gross written premiums: core & targeted growth	$1,970	$2,080	$2,187	$2,290	$2,410	$2,119
Assurant Solutions
60%	Profitability
	25%: Net Operating Income (NOI)	$154	$176	$200	$228	$235	$198
	20%: Consolidated Operating Earnings per Diluted Share (EPS)	$3.90	$4.80	$5.48	$5.80	$6.10	$6.59
	15%: Operating Return on Equity, excluding AOCI (ROE)	7.2%	8.3%	9.4%	10.7%	11.0%	9.4%	1.07
40%	Revenue Growth
	50%: Net earned premiums & fee income: all business	$3,540	$3,640	$3,731	$3,820	$3,920	$3,690
	25% Net earned premiums & fee income: targeted growth	$880	$920	$972	$1,020	$1,070	$956
	25%: Gross written premiums: core & targeted growth	$6,140	$6,480	$6,825	$7,170	$7,510	$6,384
[1]

Dollar amounts applicable to performance metrics other than EPS are expressed in millions. The performance targets included in this table are disclosed only to assist investors and other readers in understanding the Company’s executive compensation. They are not intended to provide guidance on the Company’s future performance and should not be relied upon as predictive of the Company’s future performance or the future performance of any of our operating segments.

[2]	Certain measures are non-GAAP. A reconciliation of these non-GAAP measures to their most comparable GAAP measures can be found in Appendix A hereto.

[3]

Results in this column may differ from the Company’s reported results since expenses, revenues and other effects associated with acquisition activity during the year are generally excluded when calculating results for purposes of the ESTIP. The Compensation Committee evaluated the changes to the Company’s business and agreed that Assurant Health results would be excluded from the Company’s performance targets, which aligns with how the Company has been reporting its earnings since the second quarter of 2015. The Company continued to report Assurant Employee Benefits under operating results as the final closing for the sale of the business had not yet occurred.

Compensation Discussion & Analysis

Part II - Elements of Our Executive Compensation Process

[4]

The enterprise-level revenue growth multiplier is determined based on a weighted average of the revenue growth multipliers applicable to each business segment, which are weighted as follows: Assurant Specialty Property–33%; Assurant Solutions–40%; and Assurant Employee Benefits–27%. The 2015 business segment revenue growth multipliers are as follows: The revenue growth multiplier for Assurant Employee Benefits was 1.0, based on weighted targets of $1,112 billion for net earned premiums and fee income: all business (50%), $500 million for net earned premiums and fee income: targeted growth (25%) and $153 million for gross written premiums: core and targeted growth (25%), and results of $1,092 billion, $486 million and $146 million in each of these respective categories.

The following table shows target annual incentive compensation, the multipliers applied for each NEO and the resulting annual incentive award payout for 2015:

NEO	2015 Target Annual Incentive	2015 Multiplier	2015 Annual Incentive Payment
Alan B. Colberg	$1,360,000	1.53	$2,080,800
Christopher J. Pagano	$780,000	1.53	$1,193,400
Gene E. Mergelmeyer	$756,000	1.67	$1,262,520
Bart R. Schwartz	$585,000	1.53	$895,050
S. Craig Lemasters	$585,000	1.07	$625,950

Annual incentive awards are paid pursuant to the ESTIP. Historically, payments under the ESTIP were generally intended to be deductible as “performance-based compensation” within the meaning of Section 162(m)(4) of the Internal Revenue Code of 1986, as amended (the “IRC”). However, under Section 162(m)(6), which was added as part of the Patient Protection and Affordable Care Act, certain companies with health insurance businesses may not deduct compensation in excess of $500,000. Therefore, as long as the Company is subject to Section 162(m)(6), the qualified performance-based exception under Section 162(m)(4) has no effect on the deductibility of compensation of “covered employees.”

The aggregate payments to all ESTIP participants for any performance period cannot exceed 5% of the Company’s net income (defined as net income as reported in the Company’s income statement, adjusted to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and other unusual or non-recurring items, and the cumulative effect of tax or accounting charges, each as defined by generally accepted accounting principles in the United States of America (“GAAP”) or identified in the Company’s financial statements, notes to the financial statements or management’s discussion and analysis) in the Company’s periodic reports filed with the SEC. This aggregate maximum amount is allocated to all participants equally, except that the amount allocated to the Chief Executive Officer is twice the amount allocated to the other participants. With respect to 2015 annual incentives paid, the Committee exercised negative discretion to reduce participants’ awards by applying the performance goals set forth in the table entitled “2015 Annual Incentive Performance Targets and Results” on page 23, above. (For additional details on IRC Section 162(m), please see the discussion on page 32 under “Tax and Accounting Implications”.)

Compensation Discussion & Analysis

Part II - Elements of Our Executive Compensation Process

Long-Term Equity Incentive Compensation

The long-term incentive opportunities as a percentage of base salary for each of our NEOs, as approved by the Compensation Committee in 2015, are as follows: for the CEO, 450%; for the CFO, 250% and for each of the other NEOs, 225%.

PSUs. The Compensation Committee selected PSUs as an equity compensation vehicle to ensure that a portion of long-term equity compensation would be paid only if the Company achieves specified financial objectives over an extended period. For each year in the applicable three-year performance cycle, Assurant’s performance with respect to selected metrics is compared against a broad index of insurance and related companies and assigned a percentile ranking. These rankings are then averaged to determine the composite percentile ranking for the performance period. In accordance with the terms of ALTEIP, measurement of performance against the designated financial performance metrics includes unusual or non-recurring events and other extraordinary items.

Compensation Discussion & Analysis

Part II - Elements of Our Executive Compensation Process

Performance-Based Long-Term Equity Plan Design Attributes

Metrics and Weighting	Growth in Book Value Per Diluted Share Excluding AOCI[1] – 1/3 Revenue Growth[2] – 1/3 Total Stockholder Return (“TSR”)[3] – 1/3
Performance Measured Against an Industry Index

For performance periods before 2014:

Adjusted A.M. Best U.S. Insurance Index[4]

A.M. Best U.S. Insurance Index, excluding companies with revenues of less than $1 billion or that are not in the health or insurance Global Industry Classification Standard codes (3510 and 4030) (“A.M. Best U.S. Insurance Index”)

For 2014 and 2015 performance periods:

Adjusted S&P Total Market Index

S&P Total Market Index, excluding companies with revenues of less than $1 billion or those that are not in (i) GICS Insurance Industry (code 4030) or (ii) the Managed Health Care Sub-Industry in GICS Health Care Equipment & Services Industry (code 3510); and including companies that are part of our compensation peer group (“S&P Total Market Index”)

For 2016 performance period:

For details on our compensation peer group for 2016, please see the discussion on page 30

Payout Requirements and Considerations

Payout above target only if above-median performance is achieved

Payouts capped at 150% of target

If the composite percentile ranking is at or above the 75th percentile, the maximum payout of 150% of target is attained

Executives do not receive any payout with respect to PSUs if the Company’s composite percentile ranking falls below the 25th percentile

Payouts for performance between the 25th and the 75th percentiles are determined on a straight-line basis using linear interpolation

[1]	Year-over-year growth in the Company’s total stockholder equity, excluding AOCI, divided by diluted shares outstanding at year-end
[2]	Year-over-year growth in total revenue (net earned premiums, fee and investment income)
[3]	Percentage change on Company stock plus dividend yield percentage
[4]	This index was discontinued as of January 1, 2014.

Compensation Discussion & Analysis

Part II - Elements of Our Executive Compensation Process

Payments in respect of PSUs awarded under the ALTEIP are determined by the Compensation Committee and based on the composite average percentile ranking relative to an industry index with regard to three specified financial metrics: (i) growth in book value per diluted share excluding AOCI, (ii) revenue growth, and (iii) total stockholder return, all averaged over the three years of the relevant performance period. Historically, such payments were generally intended to be deductible as “performance-based compensation” within the meaning of IRC Section 162(m)(4). However, compensation in excess of $500,000 is non-deductible under Section 162(m)(6) of the IRC, which was added as part of the Patient Protection and Affordable Care Act. As long as the Company is subject to Section 162(m)(6), the qualified performance-based exception under Section 162(m)(4) has no effect on the deductibility of executive compensation for “covered employees” of over $1 million. (For additional details on IRC Section 162(m), please see the discussion on page 32 under “Tax and Accounting Implications”). Additional information regarding the terms and conditions of PSUs and RSUs awarded under the ALTEIP is provided under the heading “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table—Long-Term Equity Incentive Awards” on page 39, below. For additional information on PSUs and RSUs granted to our NEOs in 2015, please see columns (g) and (i), respectively, of the “Grants of Plan-Based Awards Table” on page 38 below.

In support of Assurant’s pay for performance philosophy, in 2015 the Committee approved equity payments for performance share units granted in 2012 based on the above metrics. The Committee determined that the Company’s composite average percentile ranking relative to companies in the applicable index with regard to the three specified financial metrics over the 2012-2014 performance cycle was in the 59th percentile. Because, over the three-year performance cycle, the Company achieved above median performance relative to the designated index of peer companies, each of our named executive officers received shares of common stock equal to 118% of the target number of PSUs granted in 2012.

Yearly Average PSU Percentile Ranking
2012	27%
2013	93%
2014	57%
Final Three-Year Average Percentile Ranking	59%
Payout as a Percentage of Long-Term Equity Incentive Opportunity	118%

Changes to Index beginning with 2014 Performance Period. As of January 1, 2014, A.M. Best ceased publication of its U.S. Insurance Index, the index that we previously used to assess our relative performance ranking. Thus, for outstanding awards beginning with the 2014 performance period, and for future performance periods, Company performance is measured against the S&P Total Market Index with the adjustments described in the Performance-Based Long-Term Equity Plan Design Attributes table, on page 26 above. The Committee believes that this index will enable us to continue accurate benchmarking of our performance against the performance of companies of comparable size that operate businesses similar to ours. The new S&P Total Market Index is substantially similar in composition to the previous A.M. Best U.S. Insurance Index.

RSUs. RSUs typically vest in equal annual installments over a three-year vesting period and are granted in March of each year.

Stock Ownership Guidelines. Executives’ ownership of Company stock aligns their financial interests with those of other stockholders. For this reason, the Company has implemented ownership requirements for each of our NEOs. NEOs who fail to comply with the guidelines by their respective compliance dates will be prohibited from selling any shares of Assurant stock until compliance is achieved. Additional information about our Stock Ownership Guidelines is provided under the heading “Stock Ownership Guidelines” on page 32, below.

Compensation Discussion & Analysis

Part II - Elements of Our Executive Compensation Process

Compensation Programs, Levels and Pay Mix for 2016

To align our compensation with the transformation of the Company, certain changes were made to the 2016 short term and long-term incentive award programs, as described in the section entitled “Summary Information”.

To recognize Mr. Colberg’s performance in 2015 and to enhance the performance-based portion of his compensation, the Compensation Committee approved increases for 2016 in (i) annual base salary from $850,000 to $955,000 and (ii) the target long-term incentive opportunity from 450% to 475% of base salary. Additionally, in January 2016, the Compensation Committee evaluated the target total direct compensation (base salary, target annual incentive compensation and target long-term incentive compensation) of our NEOs and, in order to continue to generally align with median levels, approved increases in base salaries for certain NEOs as follows:

•

Other NEOs Compensation. The Compensation Committee approved an increase in base salary for Mr. Mergelmeyer from $630,000 to $640,000 and an increase in base salary for Mr. Schwartz from $585,000 to $595,000.

To further align the NEO pay mix with market levels and to emphasize the variable component of such pay mix, the Committee also approved increases in target long-term incentive opportunities for Mr. Mergelmeyer from 225% to 250% and Mr. Schwartz from 225% to 240%.

In addition, for a discussion of changes to the Company’s peer group for its 2016 compensation programs, please see the section entitled “Level of Compensation Provided” beginning on page 30.

Compensation Discussion & Analysis

Part III - The Compensation Committee’s Decision-Making Process

III. The Compensation Committee’s Decision-Making Process

The Compensation Committee oversees our executive compensation program and advises the full Board on general aspects of Assurant’s compensation and benefit policies. The Compensation Committee is composed entirely of independent directors, as determined in accordance with its charter, our Corporate Governance Guidelines and applicable NYSE rules. The Compensation Committee’s charter and our Corporate Governance Guidelines are available under the “Corporate Governance” tab of the “Investor Relations” section of our website at http://ir.assurant.com.

Annual Compensation Review

The following chart outlines the Compensation Committee’s annual process in setting NEO compensation:

Step 1	Step 2	Step 3

• Committee reviews pay for performance analysis prepared by independent compensation consultant.	Committee reviews target direct compensation at peer group companies.	Committee establishes total direct compensation opportunities for NEOS.
• Committee also considers input from the CEO on compensation of other NEOs.	(Availability of peer compensation data typically lags behind annual schedule used to set executive pay.)	(The Committee also reviews the allocations among each component of total direct compensation.)

For 2015, the Compensation Committee evaluated the recommendations of the CEO (for the compensation of the other NEOs) along with information and analysis provided by Towers Watson, including publicly available peer group compensation data. Towers Watson also provided survey data based on its Financial Services database for the Committee’s reference. The Compensation Committee exercises its discretion in evaluating, modifying, approving or rejecting the CEO’s recommendations and makes all final decisions with regard to base salary, short-term incentives and long-term incentives for all executive officers, including the NEOs. The Compensation Committee also meets periodically in executive session without any members of management present to discuss recommendations and make decisions with respect to compensation of the Company’s executive officers. In fulfilling its responsibilities, the Committee may delegate any or all of its responsibilities to a subcommittee of the Compensation Committee.

Input from Management

Our CEO is not involved in the Compensation Committee’s determination of his compensation. Generally, the CEO completes a self-assessment of his own performance against prescribed criteria and each independent director separately assesses CEO performance using the same criteria. He annually reviews the performance and compensation of each member of our Management Committee in consultation with the Chief Human Resources Officer and makes recommendations regarding their compensation to the Compensation Committee. The CEO also provides input to the Compensation Committee, in consultation with the Company’s CFO and the Chief Human Resources Officer, on the annual incentive plan performance goals for the Company’s executive officers.

Input from Independent Compensation Consultant

The Compensation Committee engaged Towers Watson as its independent compensation consultant until July 2015. The Compensation Committee has since engaged Semler Brossy Consulting Group, LLC (“Semler Brossy”). At the Compensation Committee’s request, the independent compensation consultant provides

Compensation Discussion & Analysis

Part III - The Compensation Committee’s Decision-Making Process

analysis and advice on such items as pay competitiveness, incentive plan design, performance measurement, design and use of equity compensation and relevant market practices and trends with respect to the compensation of our executive officers and non-management directors (as applicable). Among other things, the independent compensation consultant prepares reports, delivers presentations and engages in discussions with the Compensation Committee regarding the information collected. These reports, presentations and discussions may address topics ranging from strategic considerations for compensation programs generally to the amount or specific components of each executive officer’s compensation. The independent compensation consultant also reviewed and provided input on the portions of the Company’s annual proxy statement regarding executive and director compensation matters.

At the direction of the Chair of the Compensation Committee, the independent compensation consultant reviews Compensation Committee materials and management’s recommendations in advance of each Compensation Committee meeting or other Compensation Committee communication. The independent compensation consultant participates in most Compensation Committee meetings, in each case at the request of the Chair of the Compensation Committee. The decisions made by the Compensation Committee are the responsibility of the Compensation Committee and may reflect factors other than the recommendations and information provided by the independent compensation consultant.

In connection with its engagement of Semler Brossy as its independent compensation consultant in 2015, the Compensation Committee conducted an independence review of Semler Brossy, considering certain factors, including, among other things: (1) other services provided to us by the consultant; (2) fees paid by us as a percentage of the consulting firm’s total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation Committee; (5) any company stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. The Compensation Committee concluded that Semler Brossy has no conflict of interest.

Level of Compensation Provided

Market Positioning. In 2015, we aimed to set target total direct compensation for each NEO at approximately the median level provided to executives with similar responsibilities at companies in our compensation peer group, on the basis of the most recent publicly available data, as analyzed by Towers Watson.

Our Compensation Peer Group.* While we face competition in each of our businesses, no single competitor directly competes with us in all business lines. Additionally, the business lines in which we operate are generally characterized by a limited number of competitors. We believe that for 2015 the following companies collectively represented the best match for Assurant because they operate in the insurance or financial services sector and may share one or more of the following characteristics with us: similar product lines; similar services and business models; similar revenues and assets; and a similar talent pool for recruiting new employees:

• Aetna Inc.	• Genworth Financial, Inc.	• Stancorp Financial Group, Inc.
• Aflac Incorporated	• Hanover Insurance Group Inc.	• Sunlife Financial, Inc.
• CIGNA Corporation	• Humana Inc.	• Torchmark Corporation
• CNO Financial Group, Inc.	• Markel Corporation	• Unum Group
• CNA Financial Corporation	• Principal Financial Group, Inc.	• W.R. Berkley Corporation

* Peer group established in 2006. In 2013 Coventry Health Care, Inc. was removed from the group due to its acquisition by Aetna Inc. in May 2013.

Compensation Discussion & Analysis

Part III - The Compensation Committee’s Decision-Making Process

In addition to the changes described above regarding the Company’s 2016 compensation programs, the Company also determined to discontinue the use of a custom peer group for 2016. Following the divestiture and wind-down of the Company’s more traditional insurance businesses, the Committee determined that a broad set of general industry companies would serve as the most appropriate point of comparison for market competitiveness, replacing the previously used custom peer group. As an input to the Compensation Committee’s evaluation of 2016 pay levels, competitive market positioning was evaluated relative to Towers Watson General Industry survey data for companies of comparable revenue. The survey includes a broad representation of companies among a variety of industries.

Compensation Discussion & Analysis

Part - IV. Governance Features of Executive Compensation

IV. Governance Features of Executive Compensation

Our executive compensation programs are guided by strong governance practices intended to reinforce our pay for performance philosophy, support our culture of accountability and encourage prudent risk management. Summarized below are the key governance features of our executive compensation programs.

Executive Compensation Recoupment (“Clawback”) Policy

Effective January 1, 2012, the Compensation Committee implemented a policy regarding the recoupment of performance-based incentive compensation awarded to the Company’s key executives on or after such date. The policy provides that, in the event that the Company is required to prepare a restatement of its financial results due to material noncompliance with any financial reporting requirement under the securities laws, the Committee may recover the excess of (x) any annual cash incentive and long-term cash or equity-based incentive award amounts provided to any of the Company’s current or former executive officers based on the original financial statements (including any deferrals thereof) over (y) the amounts that would have been provided based on the restatement. The recovery period may comprise up to three years preceding the date on which the Company is required to prepare the restatement. This is in addition to the clawback requirements of the Sarbanes-Oxley Act applicable to the CEO and CFO.

Stock Ownership Guidelines

The Company adopted Stock Ownership Guidelines and holding requirements for its non-employee directors and certain senior executives. The current Guidelines are as follows:

Position	Minimum Stock Ownership Requirement
Non-Employee Director	Market value of 5 times annual base cash retainer
Chief Executive Officer	Market value of 5 times current base salary
Other NEOs	Market value of 3 times current base salary

Individuals have five years from their permanent appointment to a specified position to acquire the required holdings. The Compensation Committee tracks the ownership amounts of the non-employee directors and applicable executives on an annual basis. As of December 31, 2015, all of our NEOs were in compliance with the Company’s stock ownership requirements.

Timing of Equity Grants

Assurant does not coordinate the timing of equity awards with the release of material non-public information. Under the Company’s Equity Grant Policy, annual equity awards granted by the Compensation Committee pursuant to the ALTEIP are scheduled to be granted on the second Thursday in March each year.

Prohibition on Hedging and Pledging Transactions

The NEOs are subject to the Company’s Insider Trading Policy, which prohibits employees and directors from engaging in hedging or monetizing transactions with respect to Company securities they own as well as holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Tax and Accounting Implications

IRC Section 162(m)(4) limits the federal income tax deductibility of certain compensation amounts in excess of $1 million paid to a public corporation’s chief executive officer and the three other most highly-paid executive officers (other than the chief financial officer) unless such executive compensation was

Compensation Discussion & Analysis

Part - IV. Governance Features of Executive Compensation

awarded under a performance-based plan approved by stockholders and meets certain additional requirements. Effective for 2013, Section 162(m)(6), which applies to compensation paid by health insurance companies and their affiliates including the Company and its subsidiaries, was added to the IRC as part of the Patient Protection and Affordable Care Act. It limits deductible compensation to $500,000 per employee and has no exception for qualified performance-based compensation. The Compensation Committee has continued to emphasize performance-based compensation that attracts, retains and rewards the executives necessary to successfully execute the Company’s business strategy. In 2016, the Company anticipates that it will be exempt from Section 162(m)(6) based on the de minimis exception applicable to companies whose revenue from certain health premiums accounts for less than 2% of total revenue.

The compensation that we pay to the NEOs is reflected in our consolidated financial statements as required by GAAP. The Compensation Committee considers the financial statement impact, along with other factors, in determining the amount and form of compensation provided to executives. We account for stock-based compensation under the ALTEIP and all predecessor plans in accordance with the requirements of FASB ASC Topic 718.

Compensation Discussion & Analysis

Part - V. Benefits

V. Benefits

Assurant’s NEOs participate in the same health care, disability, life insurance, pension and 401(k) benefit plans made available generally to the Company’s U.S. employees. In addition, they are eligible for certain change of control benefits, supplemental retirement plans and executive disability benefits as described below.

Change of Control Benefits. Assurant is party to a change of control agreement (a “COC Agreement”) with each of its NEOs. The purpose of these COC Agreements is to enable our executives to focus on maximizing stockholder value in the context of a control transaction without regard to personal concerns related to job security.

The COC Agreements with our NEOs contain a “double trigger,” meaning that benefits are generally payable only upon a termination of employment “without cause” by the Company or for “good reason” by the executive within two years following a change of control. Executives who have COC Agreements are also subject to non-compete and non-solicitation provisions. In addition, these agreements do not contain excise tax gross-up provisions. Rather, in the event of a change of control, our NEOs are entitled to receive either (i) the full benefits payable in connection with a change of control (whether under the COC Agreement or otherwise) or (ii) a reduced amount that falls below the applicable safe harbor provided under Section 280G of the IRC, whichever amount provides the greater after-tax value for the executive.

Additional information regarding the terms and conditions of the COC Agreements is provided under the heading “Narrative to the Potential Payments Upon Termination or Change of Control Table—Change of Control Agreements” on page 53, below.

Retirement Plans. We have an Executive 401(k) Plan (the “Executive 401(k) Plan”) and a 401(k) Plan (the “401(k) Plan”). These retirement plans are intended to provide our NEOs with competitive levels of income replacement upon retirement and thus to attract and retain talented executives in key positions. The Executive 401(k) Plan is designed to replace income levels capped under the 401(k) Plan by the compensation limit of IRC Section 401(a)(17) ($265,000 for 2015). Additional information regarding the terms and conditions of these plans is provided under the heading “Narrative to the Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans Table” on page 48 below.

We have a Supplemental Executive Retirement Plan (the “SERP”), an Executive Pension Plan (the “Executive Pension Plan”), and a Pension Plan (the “Pension Plan”). The Executive Pension Plan replaces income levels capped under the Pension Plan by the compensation limit of IRC Section 401(a)(17) ($265,000 for 2015). The SERP supplements the pension benefits provided under the Pension Plan, Executive Pension Plan and Social Security so that total income replacement from these programs will equal up to 50% of an NEO’s base salary plus his annual incentive target. Effective January 1, 2014, the SERP, Executive Pension Plan, and Pension Plan were closed to new participants. Effective March 1, 2016, the SERP, Executive Pension Plan, and Pension Plan were frozen to better align our benefit offerings with the marketplace. No additional benefits will be earned after February 29, 2016 for any of these plans. Employees who are participating in these plans will continue to earn vesting service as long as they remain employed with Assurant. Additional information regarding the terms and conditions of these plans is provided under the heading “Narrative to the Pension Benefits Table” on page 43, below.

Deferred Compensation Plans. Each of the NEOs is eligible to participate in the Amended and Restated Assurant Deferred Compensation Plan (the “ADC Plan”). The ADC Plan enables key employees to defer a portion of eligible compensation, which is then notionally invested in a variety of mutual funds. Deferrals and withdrawals under the ADC Plan are intended to comply with IRC Section 409A (“Section 409A”). Before the adoption of Section 409A and the establishment of the ADC Plan in 2005, the NEOs were

Compensation Discussion & Analysis

Part - V. Benefits

eligible to participate in either the Assurant Investment Plan (the “AIP”) or the American Security Insurance Company Investment Plan (the “ASIC Plan”). However, after the enactment of Section 409A, both plans were frozen as of January 1, 2005 and, currently, only withdrawals are permitted.

Additional information regarding the terms and conditions of these plans is provided under the heading “Narrative to the Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans Table” on page 48, below.

Long-Term Disability Benefits. As part of the Company’s general benefits program, the Company provides Long-Term Disability (“LTD”) coverage for all benefits-eligible employees under a group policy. LTD benefits replace 60% of an employee’s monthly plan pay (which is generally defined as base salary plus the amount of the employee’s target bonus percentage), up to a maximum monthly benefit of $15,000. As an additional benefit, each NEO is eligible for Executive LTD coverage, subject to underwriting for amounts in excess of a guaranteed monthly benefit of $3,000. Executive LTD supplements benefits payable under the group LTD policy and provides a maximum monthly benefit of $10,000. The combined maximum LTD (group LTD and Executive LTD) benefit is $25,000 per month. Executive LTD is provided through the purchase of individual policies and is fully paid for by the Company.

Additional information regarding Executive LTD benefits is provided in footnote 3 to the Summary Compensation Table on page 36, below.

Executive Compensation

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth the cash and other compensation earned by the NEOs for all services in all capacities during 2015, 2014 and 2013 as applicable.

Summary Compensation Table for Fiscal Years 2015, 2014 and 2013

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards[1] ($)	Option Awards ($)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings[2] ($)	All Other Compensation[3] ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Alan B. Colberg, President and Chief Executive Officer (effective January 1, 2015)	2015 2014 2013	850,000 598,750 545,000	- - -	3,822,671 1,270,097 1,305,730	- - -	2,080,800 586,775 844,750	1,355,910 352,874 224,733	164,844 149,361 99,274	8,274,225 2,957,857 3,019,487
Christopher J. Pagano, Executive Vice President, Chief Financial Officer and Treasurer	2015 2014 2013	650,000 596,250 545,000	- - -	1,624,031 1,470,797 1,305,730	- - -	1,193,400 701,190 844,750	512,028 2,308,632 -	162,946 160,078 139,253	4,142,405 5,236,947 2,834,733
Gene E. Mergelmeyer, Executive Vice President and Chief Administrative Officer; President and Chief Executive Officer, Assurant Specialty Property	2015 2014 2013	630,000 596,250 545,000	- - -	1,416,644 1,470,797 1,706,065	- - -	1,262,520 937,305 1,035,500	452,456 2,445,171 26,171	215,838 206,525 195,388	3,977,458 5,656,048 3,508,124
Bart Schwartz, Executive Vice President and Chief Legal Officer and Secretary	2015	585,000	-	1,315,486	-	895,050	386,205	140,617	3,322,358
S. Craig Lemasters, Executive Vice President; President and Chief Executive Officer, Assurant Solutions	2015 2014	585,000 565,000	- -	1,315,486 1,795,457	- -	625,950 932,250	431,510 999,609	168,227 132,221	3,126,173 4,424,537
[1]

The amounts reported in column (e) for 2015, 2014 and 2013 represent awards of PSUs and RSUs. These amounts are consistent with the grant date fair values of each award computed in accordance with FASB ASC Topic 718 using the closing price of our Common Stock on the grant date. Please see column (k) in the Grant of Plan-Based Awards table on page 38 for the closing price on the grant date for 2015 awards.

The amounts included in column (e) for PSUs were computed based on the achievement of target level performance for each award. As described in “CD&A —Long-Term Equity Incentive Compensation—PSUs” on page 25 above, payouts for PSU awards can range from no payout (for performance that falls below the 25th percentile of the relative index) to 150% maximum payout (for performance at or above the 75th percentile of the relative index). Assuming the achievement of maximum level performance for each NEO, and as required to be disclosed in this footnote, the amounts in column (e) (representing both RSUs and PSUs) would be as follows: (i) for awards granted in 2015: $5,255,875 for Mr. Colberg; $2,232,927 for Mr. Pagano; $1,947,771 for Mr. Mergelmeyer; $1,808,686 for Mr. Schwartz; and $1,808,686 for Mr. Lemasters, (ii) for awards granted in 2014: $1,746,229 for Mr. Colberg; $1,946,929 for Mr. Pagano; $1,946,929 for Mr. Mergelmeyer; and $2,271,589 for Mr. Lemasters, and (iii) for awards granted in 2013: $1,578,302 for each of Messrs. Colberg, and Pagano; and $1,978,637 for Mr. Mergelmeyer. The grant date fair value of PSUs was estimated on the grant date using a Monte Carlo simulation model. Please see Footnote 17, Stock Based Compensation—Performance Share Units , of the Company’s Annual Report on Form 10-K

Executive Compensation

for the fiscal year ended December 31, 2015, as filed with the SEC (the “2015 Form 10-K”) for a discussion of the Monte Carlo simulation model and the assumptions used in this valuation.

[2]

The change in pension value is the aggregate change in the actuarial present value of the respective NEO’s accumulated benefit under the Company’s three defined benefit pension plans (the SERP, the Executive Pension Plan and the Assurant Pension Plan) from December 31, 2014 to December 31, 2015, from December 31, 2013 to December 31, 2014 and from December 31, 2012 to December 31, 2013. For each plan, the change in the pension value is determined as the present value of the NEO’s accumulated benefits at December 31, 2013, December 31, 2014 or December 31, 2015 plus the amount of any benefits paid from the plan during the year less the present value of the accumulated benefits at December 31, 2012, December 31, 2013 or December 31, 2014, as applicable. Present values of accumulated benefits at December 31, 2012, December 31, 2013, December 31, 2014 and December 31, 2015 use the same assumptions as included in the financial statements in the Company’s Annual Reports on Form 10-K for the fiscal years ending December 31, 2012, December 31, 2013, December 31, 2014 and December 31, 2015, respectively, as filed with the SEC. Effective February 29, 2016, the accrual of additional benefits under the SERP, Executive Pension and Pension Plans was frozen.

[3]

The table below details the amounts reported in the “All Other Compensation” column, which includes premiums paid for Executive LTD, Company contributions to the Executive 401(k) Plan, Company contributions to the Assurant 401(k) Plan, dividends and dividend equivalents, and certain other amounts during 2015:

Name	Executive LTD	Company Contributions to Executive 401(k)	Company Contributions to Assurant 401(k)	Perquisites and Other Personal Benefits	Dividends and Dividend Equivalents[a]	Other Amounts[b]	Total
Alan B. Colberg	$1,768	$70,307	$15,900	$-	$76,869	$-	$164,844
Christopher J. Pagano	$2,785	$65,171	$15,900	$-	$79,090	$-	$162,946
Gene E. Mergelmeyer	$2,521	$78,635	$15,900	$-	$109,518	$9,264	$215,838
Bart Schwartz	$8,588	$53,100	$15,900	$-	$63,029	$-	$140,617
S. Craig Lemasters	$5,294	$75,135	$15,900	$-	$71,898	$-	$168,227

[a]

The amounts in this column reflect the dollar value of dividends and dividend equivalents paid in 2015 on unvested RSUs that were not factored into the grant date fair value required to be reported for these awards in column (e). The amounts in column (i) of the Summary Compensation Table for prior years reflect the dollar value of dividends and dividend equivalents paid on unvested awards of RSUs in those respective years that were not factored into the grant date fair value required to be reported for these awards in column (e). Dividend equivalents were paid on 2012 PSUs for shares vested in 2015; and on 2011 PSUs for shares vested in 2014. No dividends or dividend equivalents were paid on PSUs granted in 2015, 2014 or 2013.

[b]

Amounts in this column reflect (i) in the case of Mr. Mergelmeyer, a $8,279 payment made in 2015 for unused vacation time during 2015, $400 Health Savings Account taxable income, as required by California state law, and $585 MarCom award statuettes.

Executive Compensation

Grants of Plan-Based Awards

The table below sets forth individual grants of awards made to each NEO during 2015.

Grants of Plan-Based Awards Table for Fiscal Year 2015

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)[3]	Grant Date Fair Value of Stock and Option Awards ($)[3]
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Alan Colberg	3/12/2015	-	-	-	-	-	-	15,456	-	61.87	$956,263
	3/12/2015	-	-	-	23,184	46,367	69,551	-	-	61.82	$2,866,408
	-	0	1,360,000	2,720,000	-	-	-	-	-	-	-
Christopher J. Pagano	3/12/2015	-	-	-	-	-	-	6,566	-	61.87	$406,238
	3/12/2015 -	- 0	- 780,000	- 1,560,000	9,850 -	19,699 -	29,549 -	- -	- -	61.82 -	$1,217,792 -
Gene E. Mergelmeyer	3/12/2015	-	-	-	-	-	-	5,728	-	61.87	$354,391
	3/12/2015	-	-	-	8,592	17,183	25,775	-	-	61.82	$1,062,253
	-	0	756,000	1,512,000	-	-	-	-	-	-	-
Bart Schwartz	3/12/2015	-	-	-	-	-	-	5,319	-	61.87	$329,087
	3/12/2015	-	-	-	7,978	15,956	23,934	-	-	61.82	$986,400
	-	0	585,000	1,170,000	-	-	-	-	-	-	-
S. Craig Lemasters	3/12/2015	-	-	-	-	-	-	5,319	-	61.87	$329,087
	3/12/2015	-	-	-	7,978	15,956	23,934	-	-	61.82	$986,400
	-	0	585,000	1,170,000	-	-	-	-	-	-	-
[1]

The values in columns (c), (d), and (e) are based on multiplying a 0 (threshold), 1 (target), and 2 (maximum) multiplier times each NEO’s annual incentive target award percentage. The actual annual incentive award earned by each NEO for 2015 performance is reported in the column entitled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

[2]

As described in the “CD&A –Long-Term Equity Incentive Compensation – PSUs” on pages 25 above, payouts for PSU awards can range from no payment (for performance that falls below the 25th percentile of the relative index) to 150% maximum payout (for performance at or above the 75th percentile of the relative index).

[3]

The base price of 2015 RSU awards is equal to the closing price of Assurant, Inc. Common Stock on the grant date. The grant date fair value of each RSU award was computed in accordance with FASB ASC Topic 718 using the closing price of our Common Stock on the grant date.

The base price of 2015 PSU awards and the grant date fair value of each PSU award were computed in accordance with FASB ASC Topic 718 based on achievement of target performance and estimated on the grant date using a Monte Carlo simulation model. Please see Footnote 17, Stock Based Compensation-Performance Share Units, of the Company’s 2015 Form 10-K for a discussion of the Monte Carlo simulation model and the assumptions used in this valuation.

Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table

Annual Incentive Awards

Annual incentive awards are paid pursuant to the ESTIP approved by the Company’s stockholders in May 2008. After the end of each year, the Committee certifies the amount of the Company’s net income and the maximum award amounts that can be paid under the ESTIP. The Committee then has discretion to pay an incentive award that is less than the applicable maximum. For 2015, the Committee exercised negative discretion to reduce participants’ awards by applying the performance goals described in the

Executive Compensation

CD&A under the heading “—2015 Annual Incentive Compensation” beginning on page 21, above. The threshold, target and maximum payout amounts disclosed in the Grants of Plan-Based Awards Table reflect the application of the performance goals and additional negative discretion.

Long-Term Equity Incentive Awards

Our equity-based awards have been granted under two long-term incentive compensation plans: the ALTEIP and the Assurant, Inc. 2004 Long-Term Incentive Plan (the “ALTIP”). The ALTEIP was originally approved by the Company’s stockholders in May 2008, and the material terms of the performance goals under the ALTEIP were reapproved by the Company’s stockholders in May 2015. Since then, equity grants to our NEOs have been awarded pursuant to the ALTEIP.

Generally, RSUs vest in three equal annual installments on each of the first three anniversaries of the grant date, subject to full or partial acceleration in connection with certain qualifying events. The RSUs granted to Mr. Mergelmeyer in November 2012, to Messrs. Pagano, Colberg and Mergelmeyer in November 2013, to Messrs. Pagano and Mergelmeyer in May 2014 and to Mr. Lemasters in August 2014 vest over a five-year period, in four 10% increments on each of the first four anniversaries of the grant date, with the remaining 60% increment vesting on the fifth anniversary of the grant date, subject to Messrs. Pagano’s, Colberg’s, Mergelmeyer’s, and Lemasters’ continued employment, respectively, through the applicable vesting dates. Dividend equivalents on RSUs are paid in cash during the vesting period. Participants do not have voting rights with respect to RSUs. PSUs vest on the third anniversary of the grant date, subject to a participant’s continuous employment through the vesting date and the level of performance achieved. Dividend equivalents on PSUs are accrued and paid in cash at the end of the performance period in accordance with the level of performance achieved. Participants do not have voting rights with respect to PSUs.

For a discussion of the role of long-term equity incentive compensation in our overall NEO compensation program, as well as an explanation of the ratio of long-term equity incentive compensation to total compensation, please see the sections entitled “CD&A —Mix of Target Total Direct Compensation Elements” and “—Long-Term Equity Incentive Compensation” on pages 20 and 25, above, respectively.

Executive Compensation

Outstanding Equity Awards at Fiscal Year End

The table below provides information concerning unexercised options and stock that has not vested for each NEO outstanding as of December 31, 2015.

Outstanding Equity Awards Table for Fiscal Year 2015

Option Awards[1]						Stock Awards[1]
Name	Number of Securities Underlying Unexercised Options (#) Exercisable [2]	Number of Securities Underlying Unexercised Options (#) Unexer- cisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price [2] ($)	Option Expiration Date [2]	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested [3] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested [3] ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)		(j)
Alan B. Colberg						4,110	[9]	331,019
						3,260	[4]	262,560
						2,800	[10]	225,512
									18,492	[6]	1,489,346
									21,999	[7]	1,771,799
						15,456	[8]	1,244,826	23,184	[5]	1,867,199
Christopher J. Pagano						2,700	[11]	217,458
						4,110	[9]	331,019
						3,260	[4]	262,560
						2,800	[10]	225,512
						6,566	[8]	528,826	18,492	[6]	1,489,346
									21,999	[7]	1,771,799
									9,850	[5]	793,279
Gene E. Mergelmeyer						5,728	[8]	461,333
									18,492	[6]	1,489,346
									21,999	[7]	1,771,799
									8,592	[5]	691,959
Bart R. Schwartz						4,110	[9]	331,019
						3,260	[4]	262,560
						5,319	[8]	428,392	18,492	[6]	1,489,346
									21,999	[7]	1,771,799
									7,978	[5]	642,548
S. Craig Lemasters						5,319	[8]	428,392
									18,492	[6]	1,489,346
									21,999	[7]	1,771,799
									7,978	[5]	642,548
[1]	These columns represent awards under the ALTEIP. Awards are PSUs or RSUs.

[2]

Prior to the adoption of the ALTEIP in May 2008, our NEOs were awarded stock appreciation rights (“SARs”) and shares of restricted stock under the ALTIP. All SARs and restricted stock awards granted to the NEOs under the ALTIP have vested. As of March 31, 2014 there were no outstanding options or SARs. The Company currently has no plans to issue any new options or SARs.

Executive Compensation

[3]	Value was determined using the December 31, 2015 closing price of our Common Stock of $80.54.

[4]	This RSU award was granted on March 13, 2014 and vests in three equal annual installments on each of the first three anniversaries of the grant date.

[5]

This PSU award was granted on March 12, 2015 and vests on the third anniversary of the grant date, subject to the level of achievement with respect to the applicable performance targets. In accordance with Instruction 3 to Regulation S-K Item (402)(f)(2), the values for this award in columns (i) and (j) are reported at threshold levels, as the Company’s ranked average performance for 2015 relative to the applicable index was not determinable as of the date of filing of this proxy statement. The ultimate payout under this PSU award is based on a final determination of performance during the full 2015-2017 performance period, which is not yet determinable and which may differ from the performance level required to be disclosed in this table.

[6]

This PSU award was granted on March 14, 2013 and vests on the third anniversary of the grant date, subject to the level of achievement with respect to the applicable performance targets. In accordance with Instruction 3 to Regulation S-K Item 402(f)(2), the values for this award in columns (i) and (j) are reported at maximum levels, as the Company’s ranked average performance for 2013 and 2014 relative to the applicable index exceed the applicable performance targets. Company’s ranked average performance for 2015 relative to the applicable index was not determinable as of the date of filing of this proxy statement. The ultimate payout under this PSU award is based on a final determination of performance during the full 2013-2015 performance period, which is not yet determinable and which may differ from the performance level required to be disclosed in this table.

[7]

This PSU award was granted on March 13, 2014 and vests on the third anniversary of the grant date, subject to the level of achievement with respect to the applicable performance targets. In accordance with Instruction 3 to Regulation S-K Item (402)(f)(2), the values for this award in columns (i) and (j) are reported at maximum levels, as the Company’s ranked average performance for 2014 relative to the applicable index exceed the applicable performance targets. Company’s ranked average performance for 2015 relative to the applicable index was not determinable as of the date of filing of this proxy statement. The ultimate payout under this PSU award is based on a final determination of performance during the full 2014-2016 performance period, which is not yet determinable and which may differ from the performance level required to be disclosed in this table.

[8]	This RSU award was granted on March 12, 2015 and vests in three equal annual installments on each of the first three anniversaries of the grant date.

[9]	This RSU award was granted on March 14, 2013 and vests in three equal annual installments on each of the first three anniversaries of the grant date.

[10]

This RSU award was granted on November 14, 2013 and vests in four 10% installments on each of the first four anniversaries of the grant date. The remaining 60% installment vests on the fifth anniversary of the grant date.

[11]

This RSU award was granted on May 8, 2014 and vests in four 10% installments on each of the first four anniversaries of the grant date. The remaining 60% installment vests on the fifth anniversary of the grant date.

Executive Compensation

Option Exercises and Stock Vested in Last Fiscal Year

The following table provides information regarding all of the SARs that were exercised by the NEOs during 2015, and all RSUs and PSUs held by the NEOs that vested during 2015 on an aggregated basis. As of December  31, 2015, there are no unvested shares of restricted stock or SARs.

Option Exercises and Stock Vested Table for Fiscal Year 2015

Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) [1]	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($) [1]
(a)	(b)	(c)	(d)		(e)
Alan B. Colberg	-	-	4,156		255,968
			4,109		251,553
			1,629		99,727
			14,712	[3]	880,660
			350		28,753
Christopher J. Pagano	-	-	6,000		504,540
			4,156		255,968
			4,109		251,553
			1,629		99,727
			14,712	[3]	880,660
			350		28,753
			300		19,398
Gene E. Mergelmeyer	-	-	3,260	[2]	223,082
			2,700	[2]	184,761
			14,712	[3]	880,660
			1,629		99,727
			300		19,398
Bart Schwartz	-	-	4,156		255,968
			4,109		251,553
			1,629		99,727
			14,712	[3]	880,660
			1,667		141,528
S. Craig Lemasters	-	-	4,110	[2]	344,541
			3,260	[2]	273,286
			7,200	[2]	603,576
			14,712	[3]	880,660
			4,156		255,968
			4,109		251,553
			1,629		99,727
			800		61,688
[1]

The value realized on exercise and/or vesting was determined using the closing price of Assurant, Inc. Common Stock on the exercise or vesting date (or prior trading day if the exercise or vesting date fell on a weekend or holiday).

[2]

These amounts represent the value of outstanding RSU awards granted to Mr. Mergelmeyer in 2014 and Mr. Lemasters in 2013 and 2014 that, in accordance with the terms of the applicable award agreements, became fully vested in 2015 because these executives are eligible for retirement. Payouts in respect of these awards will continue in accordance with the applicable vesting schedule, subject to full payout in the event of an actual retirement from employment (in compliance with IRC Section 409A). Accordingly, the amount of compensation actually realized upon a payout will be based on the then-fair market value of the Company’s Common Stock and may differ from the amount set forth above.

Executive Compensation

[3]

These amounts represent the value of PSU awards granted in 2012 that, in accordance with the terms of the applicable award agreements, became fully vested in 2015. The performance ranking for these awards exceeded the median performance of the peer group which resulted in a final payout amount of 118% of target shares awarded. Accordingly, the amount of compensation actually realized upon a payout is based on the fair market value of the Company’s Common Stock on the date the Assurant Compensation Committee approved the performance ranking, which was April 27, 2015.

Pension Benefits

The Company maintains three defined benefit pension plans. Two are nonqualified executive defined benefit pension plans: the SERP and the Executive Pension Plan. In addition, the Company maintains the Pension Plan, a broad-based, tax qualified, defined benefit pension plan.

The table below provides information for each defined benefit plan that provides for pension payments to the NEOs.

Pension Benefits Table for Fiscal Year 2015

Name	Plan Name	Number of Years of Credited Service [1] (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Alan B. Colberg	Pension Plan	4	30,900
	Executive Pension Plan	4	127,862
	SERP	4.75	1,846,304
Christopher J. Pagano	Pension Plan	19	214,200
	Executive Pension Plan	19	864,610
	SERP	19.83	5,722,869
Gene E. Mergelmeyer[2]	Pension Plan	18	514,634
	Executive Pension Plan	18	334,236
	SERP	18.33	6,219,360
Bart Schwartz	Pension Plan	7	53,550
	Executive Pension Plan	7	206,390
	SERP	7.75	2,525,465
S. Craig Lemasters	Pension Plan	26.5	378,675
	Executive Pension Plan	26.5	1,409,176
	SERP	15.41	3,169,398
[1]	None of the NEOs have more years of credited service under any of the plans than actual years of service with the Company.

[2]	As of December 31, 2015, Messrs. Mergelmeyer and Lemasters met the requirements for retirement eligibility (age 55 with 10 years of service).

Narrative to the Pension Benefits Table

The following is a description of the plans and information reported in the Pension Benefits Table.

The Pension Plan

Eligible employees employed by the Company prior to January 1, 2014, may generally participate in the Pension Plan on January 1 or July 1 after completing one year of service with the Company. Employees

Executive Compensation

hired by the Company on or after January 1, 2014 are not eligible to participate in the Pension Plan. Effective March 1, 2016, the Pension Plan was frozen to better align our benefit offerings with the marketplace. No additional benefits will be earned after February 29, 2016. Employees who are participating in this plan will continue to earn vesting service as long as they remain employed with Assurant. The accrual of credited service used for purposes of determining a participant’s benefit was frozen as of February 29, 2016. Eligible compensation under this plan is subject to the applicable limit under IRC Section 401(a)(17) ($265,000 for 2015). Each active plan participant on December 31, 2000 was given the choice to continue having his or her benefits calculated under the applicable prior plan formula or to have his or her benefits determined under the current pension formula. Benefits for employees joining (or rejoining) the plan after December 31, 2000 are determined under the current pension formula. Mr. Mergelmeyer is covered under the prior plan formula. Messrs. Colberg, Pagano, Schwartz and Lemasters are covered under the current plan formula.

Under the current plan formula, the lump sum value of the benefit is based on the participant’s accumulated annual accrual credits multiplied by their final average earnings, but is not less than the present value of accrued benefits under the prior plan formula. Final average earnings (for both the current and prior plan formula) is defined as the highest average annual compensation for five consecutive complete calendar years of employment during the ten consecutive complete calendar years immediately prior to the plan freeze date. As set forth below, annual accrual credits are measured in percentages and increase as participants reach certain credited service milestones.

Years of Service	Credit
Years 1 through 10	3%
Years 11 through 20	6%
Years 21 through 30	9%
Years 30 and over	12%

Under the current plan formula, the present value of accumulated benefits at December 31, 2015 is determined as the lump sum value of the benefit based on the participant’s accumulated annual accrual credits and final average earnings (which is limited by IRC Section 401(a)(17)) at December 31, 2015, but is not less than the present value of accrued benefits under the prior plan formula as of December 31, 2000. Effective as of February 29, 2016, the accrual of additional benefits under the Pension Plan was frozen.

The prior plan formula is calculated by taking (a) 0.9% multiplied by final average earnings up to Social Security covered compensation multiplied by years of credited service (up to 35 years) plus (b) 1.3% multiplied by final average earnings in excess of Social Security covered compensation multiplied by years of credited service (up to 35 years) plus (c) 1.3% multiplied by final average earnings multiplied by years of credited service in excess of 35. Under the prior plan formula, the present value of accumulated benefits at December 31, 2015 is determined based on the accrued plan benefit at that date and assumes the following: (1) the executives will retire from Assurant at age 65, (2) 35% of executives will receive their payments in the form of a life annuity and 65% of executives will receive their payments in the form of a 50% joint & survivor annuity, and (3) the present value of annuity benefits is based on an interest rate assumption of 4.55% and the MILES - Banking, Finance and Insurance mortality table with MMP-2007 improvements (which the Company adopted in January 2015).

The normal retirement age for the Assurant Pension Plan is 65. Benefits are actuarially reduced for any payment prior to age 65. A participant covered under the prior plan formula generally can commence his or her benefit at age 55, provided that he or she has accrued ten years of credited service, or elect to commence benefits at age 65. Participants covered under the current plan formula may immediately

Executive Compensation

commence their benefit at termination of employment or they may elect to defer the commencement up to age 65. A participant becomes 100% vested in the benefits under the current plan formula after three years of vesting service. If the participant elected to participate in the prior plan formula, the benefits will become vested after five years of vesting service. All of the NEOs are 100% vested. If the participant is married, the normal form of payment is a 50% joint and survivor annuity. If the participant is not married, the normal form of payment is a life annuity.

The Executive Pension Plan

Eligible employees employed by the Company prior to January 1, 2014, may generally begin participating in the Executive Pension Plan on January 1 or July 1 after completing one year of service with the Company and when their eligible compensation exceeds the IRC Section 401(a)(17) compensation limit ($265,000 for 2015). Employees hired by the Company on or after January 1, 2014 are not eligible to participate in the Executive Pension Plan. Effective March 1, 2016, the Executive Pension Plan was frozen to better align our benefit offerings with the marketplace. No additional benefits will be earned after February 29, 2016. Employees who are participating in this plan will continue to earn vesting service as long as they remain employed with Assurant. For participants who are covered under the prior plan formula, eligible compensation was capped for 2015 at $420,000 and this cap is adjusted annually for inflation. Eligible compensation for participants covered under the current plan formula is not capped. With respect to the plan formula to determine benefits, the elections made under the Assurant Pension Plan on December 31, 2000 also apply to the Executive Pension Plan. Mr. Mergelmeyer is covered under the prior plan formula. Messrs. Colberg, Pagano, Schwartz and Lemasters are covered under the current plan.

A participant’s benefit under the Executive Pension Plan is equal to the benefit he or she would have received under the Pension Plan at normal retirement age (65), recognizing all eligible compensation (not subject to the IRC limit) reduced by the benefit payable under the Pension Plan. The benefits under the Executive Pension Plan are payable only in a lump sum following termination of employment. Payments will be made following termination of employment and are subject to the restrictions under Section 409A. Credited service for determining a participant’s benefit under each of these formulas begins after an employee begins participating in the plan and was frozen as of February 29, 2016. A participant becomes vested in the benefits under the Executive Pension Plan after three years of service if the participant has elected to participate in the current plan formula, and after five years of service if the participant has elected to participate in the prior plan formula. All the named executive officers are 100% vested in their Executive Pension Plan benefit.

The methodology for determining the present value of the accumulated benefits under the Executive Pension Plan uses the same assumptions and methodologies as the Assurant Pension Plan described above, except that benefits calculated under the prior plan formula are paid as a lump sum rather than an annuity. For current plan formula participants, the present value of accumulated benefits at December 31, 2015 is determined as the lump sum value of the benefit based on the participant’s accumulated annual accrual credits and unlimited final average earnings as of December 31, 2015 offset by the Assurant Pension Plan benefits. For prior plan benefits, the present value of accumulated benefits at December 31, 2015 is based on the benefit produced under the prior plan formula converted to a lump sum payment5 at the plan’s normal retirement age of 65.

5 The lump sum conversion basis at retirement consists of the greater of an interest rate of 5.00% and the 1994 Group Annuity Mortality Table and segmented high-quality corporate bond rates using the mortality required by IRC Section 417(e), as updated by the Pension Protection Act of 2006 (the “PPA”). Accordingly, the lump sum values shown are based on an interest rate of 1.82% for years 0-5, 4.12% for years 5-20 and 5.01% for years 20+. The present value of the lump sum payment is determined using a pre-retirement interest rate of 4.25%.

Executive Compensation

The SERP

Prior to January 1, 2014, an executive was nominated by the Company and approved by the Committee for participation in the SERP. Effective March 1, 2016, the SERP was frozen to better align our benefit offerings with the marketplace. No additional benefits will be earned after February 29, 2016. Employees who are participating in this plan will continue to earn vesting service as long as they remain employed with Assurant. Under the SERP, when a participant terminates employment, he or she is entitled to a benefit equal to a “Target Benefit” that is offset by the participant’s benefit payable from the Pension Plan, the Executive Pension Plan and the participant’s estimated Social Security benefit. The Target Benefit is equal to 50% of the participant’s eligible compensation multiplied by a fraction, not to exceed 1.0, whose numerator is equal to the number of months of credited service, which was frozen as of February 29, 2016, and whose denominator is equal to 240. After 20 years of credited service and turning age 60, 62 or 65, as applicable, a participant will earn a full 50% benefit under the SERP payable as a life annuity. Generally, credited service is based on the participant’s years of service with the Company. Effective as of February 29, 2016, the accrual of additional benefits under the SERP was frozen. If a participant was formerly employed by an acquired company, then service with that company may be recognized under the SERP at the discretion of the Committee. No additional credited service will be earned after February 29, 2016. In 2006, based on a study of the market practice, the Committee approved a change to the normal retirement age from age 60 to age 62. This change is effective only for participants who joined the SERP during the period January 1, 2007-December 31, 2009. Because Messrs. Pagano, Mergelmeyer, Schwartz and Lemasters were approved for participation in the SERP between January 1, 2007 and December 31, 2009, the change in normal retirement age applies to them. For participants who join the SERP on or after January 1, 2010, the normal retirement age is 65. Because Mr. Colberg was approved for participation in the SERP after January 1, 2010, this change applies to him. A participant commences vesting in the SERP on the second anniversary of participation and continues to vest at the rate of 3% for each month of employment thereafter with the Company.

For benefits earned and vested as of December 31, 2004, a participant may commence his or her vested SERP benefit at any time following termination and the default form of payment under the SERP is a single lump sum payment that is the actuarial equivalent of the SERP benefit payable as a life annuity (but a participant may elect a different form of benefit). For benefits earned or vested after December 31, 2004, the only form of payment available under the SERP is a single lump payment that is the actuarial equivalent of the SERP benefit payable as a life annuity.

As of December 31, 2015, Messrs. Pagano, Mergelmeyer, Schwartz and Lemasters are 100% vested in their SERP benefit and Mr. Colberg is 90% vested in his SERP benefit. Of the NEOs, only Mr. Schwartz had attained normal retirement age as of December 31, 2015; therefore, if any of the NEOs other than Mr. Schwartz had terminated employment on or prior to that date, their SERP benefit would have been actuarially reduced to reflect their respective ages.

The present value of the accumulated benefits at December 31, 2015 was determined based on the December 31, 2015 accrued benefit using the base salary, target ESTIP award and credited service at December 31, 2015. The present value of the accumulated benefits at December 31, 2015 is determined assuming the following: (1) the executives will retire from Assurant at the plan’s normal retirement age; (2) the executives will receive their benefits in accordance with their current form of payment elections; (3) the present value of single lump sum benefits is determined using an interest rate of 4.25% to the retirement date and a lump sum conversion factor6 at retirement.

6 The lump sum values shown for Messrs. Colberg, Pagano, Mergelmeyer, and Lemasters are based on December 2015 monthly bond segment rates of 1.82% for years 0-5, 4.12% for years 5-20 and 5.01% for years 20+. The lump sum values shown for Mr. Schwartz are based on 2016 bond segment rates of 1.69% for years 0-5, 4.11% for years 5-20 and 5.07% for years 20+. The mortality is based on the IRC Section 417(e) mortality prescribed by the PPA.

Executive Compensation

Number of Years of Credited Service

The number of years of credited service varies between plans for the following reasons. Eligibility for the Pension Plan and Executive Pension Plan is based on a one-year waiting period from date of hire and results in the same amount of credited service under both plans. Eligibility under the SERP generally recognizes all service with the Company; however, if a participant was formerly employed by an acquired company, then service with that company may or may not be recognized under the SERP at the discretion of the Committee. Mr. Mergelmeyer has prior service that was not recognized. For purposes of determining the amount of benefits payable under the SERP, credited service is capped at 20 years. No additional credited service will be earned after February 29, 2016 for the Pension Plan, Executive Pension Plan, and SERP.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The table below sets forth, for each NEO, information with respect to each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified. The Company currently maintains the ADC Plan, which provides for the deferral of compensation on a basis that is not tax-qualified. The AIP and the ASIC Plan were frozen in December 2004. The Executive 401(k) Plan is a nonqualified defined contribution plan.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans Table

for Fiscal Year 2015

Name	Plan	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY [1,2] ($)	Aggregate Earnings in Last FY [1] ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at last FYE [1] ($)
(a)		(b)	(c)	(d)	(e)	(f)
Alan B. Colberg	ADC Plan	-	-[3]	-	-	-
	AIP	-[4]	-[4]	-	-	-
	Executive 401(k) Plan	-[4]	70,307	(3,730)	-	282,906
	TOTAL	-	70,307	(3,730)	-	282,906
Christopher J. Pagano	ADC Plan	-	-[3]	-	-	-
	AIP	-[4]	-[4]	-	-	-
	Executive 401(k) Plan	-[4]	65,171	18,795	-	1,303,185
	TOTAL	-	65,171	18,795	-	1,303,185
Gene E. Mergelmeyer	ADC Plan	-	-[3]	2,525	-	1,010,397
	ASIC	-[4]	-[4]	(1,187)	-	731,506
	Executive 401(k) Plan	-[4]	78,635	192	-	777,686
	TOTAL	-	78,635	1,530	-	2,519,589
Bart Schwartz	ADC Plan	311,764	-[3]	(14,702)	-	767,178
	AIP	-[4]	-[4]	-	-	-
	Executive 401(k) Plan	-[4]	53,100	(3,911)	-	424,693
	TOTAL	311,764	53,100	(18,613)	-	1,191,871
S. Craig Lemasters	ADC Plan	-	-[3]	4	-	49,206
	ASIC	-[4]	-[4]	-	-	-
	Executive 401(k) Plan	-[4]	75,135	333	-	684,854
	TOTAL	-	75,135	337	-	734,060

Executive Compensation

[1]

The amounts in column (c) were reported as 2015 compensation in the “All Other Compensation” column of the Summary Compensation Table as follows: for Mr. Colberg, $70,307; for Mr. Pagano, $65,171; for Mr. Mergelmeyer, $78,635; for Mr. Schwartz, $53,100; and for Mr. Lemasters, $75,135 of Company contributions to the Executive 401(k) Plan.

The NEOs’ Aggregate Earnings in the last fiscal year reported in column (d) with respect to the ADC Plan, ASIC Plan and AIP, as applicable, represent the notional capital gains or losses on investments in publicly available mutual funds, and notional interest and dividends held in the plans, during 2015. The Company does not provide any preferential or above market earnings or contributions. These earnings are not reported in any column of the Summary Compensation Table. With respect to the Executive 401(k) Plan, the aggregate earnings represent the notional capital gains or losses, interest and dividends on the aggregate balance, during 2015. Similarly, the Company does not provide any above market or preferential earnings and these earnings are not reported in the Summary Compensation Table.

The amounts in column (f) are as follows:

For the Executive 401(k) Plan, the following amounts that make up the totals in column (f) were reported as compensation in the “All Other Compensation” column of the Summary Compensation Table for the 2013, 2014 and 2015 fiscal years, as applicable: for Mr. Colberg $58,584 for 2013; $71,010 for 2014; and $70,307 for 2015; for Mr. Pagano, $58,584 for 2013; $70,860 for 2014; and $65,171 for 2015; for Mr. Mergelmeyer, $73,908 for 2013; $82,431 for 2014; and $78,635 for 2015; for Mr. Schwartz $53,100 for 2015; for Mr. Lemasters $51,000 for 2014; and $75,135 for 2015.

[2]

The Executive 401(k) Plan amounts reported in this column reflect the Company contribution to the Executive 401(k) Plan (6% of eligible compensation in excess of the limit under IRC Section 401(a)(17)).

[3]	The Company does not currently make any contributions to the ADC Plan.

[4]

Because the AIP and ASIC Plan have both been frozen since December 2004, no contributions could have been made during fiscal year 2015. The Executive 401(k) Plan does not provide for participant contributions.

Narrative to the Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans Table

The following is a description of the plans and information reported in the Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans Table.

The ADC Plan

Participation in the ADC Plan is restricted to a select group of management or highly compensated employees of the Company and to our non-employee directors. Under the terms of the ADC Plan, deferral elections can be made once a year with respect to base salary, incentive payments or (with respect to any non-employee director) director fees to be earned in the following year. Amounts deferred under the ADC Plan are notionally invested in accordance with participant elections among various publicly available mutual funds and any notional earnings or losses are credited to a deemed investment account. The Company does not provide any above market earnings or preferential earnings to participants. Each deferral must remain in the plan for at least one full calendar year, until July 1 of the following year or until the earlier of termination, disability or death. Deferrals cannot be changed or revoked during the plan year, except as permitted by applicable law. Upon a voluntary or involuntary termination (including retirement) or disability, participants can withdraw their account balances from the ADC Plan in a lump sum or in annual installments over five, ten or fifteen years or other agreed upon installment schedule between the participant and the administrator. As a result of Section 409A, certain key employees (including the NEOs) are subject to a six-month waiting period for distributions following termination.

The AIP and the ASIC Plan

Prior to the establishment of the ADC Plan in 2005, NEOs other than Messrs. Colberg and Mergelmeyer were eligible to participate in the AIP, and Mr. Mergelmeyer was eligible to participate in the ASIC Plan. The AIP and

Executive Compensation

the ASIC Plan permitted key employees to exchange a portion of their compensation for options to purchase certain publicly available mutual funds. The Company did not provide any above market earnings or preferential earnings to the participants. The AIP and the ASIC Plan were both frozen in December 2004. Since then, participants have been able to withdraw amounts from the AIP and the ASIC Plan, as applicable, and have the ability to change their investment elections, but any subsequent deferrals of compensation have been made under the ADC Plan.

The Executive 401(k) Plan

Eligible employees may generally participate in this plan after completing one year of service with the Company and when their eligible compensation exceeds the compensation limit under the IRC. The Company made an annual contribution for each participant in this plan equal to 6% of eligible compensation in excess of the IRC limit ($265,000 for 2015). To be eligible for the contribution, the participant must be employed on the last regularly scheduled work day of the year unless the participant retires, becomes totally disabled or dies, or his or her employment is terminated in the fourth quarter of the year as a result of a reduction in force. The participants select among various publicly available mutual funds in which the contributions are deemed to be invested on a tax deferred basis. These notional contributions are credited with notional earnings and losses based on the performance of the mutual funds. The Company does not provide any above market earnings or preferential earnings to the participants. Please see footnote 3 to the Summary Compensation Table on page 36, above, for quantification of Company contributions to the Executive 401(k) Plan in 2015.

Benefits under the Executive 401(k) Plan are payable only in a lump sum following termination of employment. Payments made following termination of employment are subject to the restrictions of IRC Section 409A, including the six-month delay described above. A participant becomes vested in the benefits under the Executive 401(k) Plan after two years of service. All of the NEOs are currently 100% vested in their Executive 401(k) Plan benefit.

Potential Payments Upon Termination or Change of Control

The following section sets forth for each NEO, an estimate of potential payments the NEO would have received at, following, or in connection with termination of employment under the circumstances described below on December 31, 2015.

Potential Payments Upon Termination or Change of Control Table on December 31, 2015

Name	Payout if Terminates Voluntarily 12/31/15 Not Retirement[1]	Payout if Terminates Voluntarily 12/31/15 Retirement[1]	Payout if Terminated Involuntarily 12/31/15[2]	Payout if Terminated Upon Change of Control 12/31/15		Payout if Terminated Upon Death 12/31/15	Payout if Terminated Upon Disability 12/31/15
	(a)	(b)	(c)	(d)		(e)	(f)
Alan B. Colberg
STIP Award	-	-	-	680,000		-	-
Long-Term Equity Awards[3]	-	-	3,493,825	7,972,413		3,493,825	3,493,825
Executive Pension Plan[4]	127,862	-	127,862	127,862		127,862	127,862
SERP[5]	1,479,018	-	1,479,018	3,371,265	[6]	1,643,348	1,643,348
Executive 401(k) Plan[7]	282,906	-	282,906	282,906		282,906	282,906
Welfare Benefit Lump Sum[8]	-	-	-	42,484		-	-
Severance	-	-	-	6,630,000		-	-
Outplacement[9]	-	-	-	8,000		-	-
TOTAL	1,889,786		5,383,611	19,114,930		5,547,941	5,547,941

Executive Compensation

Name	Payout if Terminates Voluntarily 12/31/15 Not Retirement[1]	Payout if Terminates Voluntarily 12/31/15 Retirement[1]	Payout if Terminated Involuntarily 12/31/15[2]	Payout if Terminated Upon Change of Control 12/31/15		Payout if Terminated Upon Death 12/31/15	Payout if Terminated Upon Disability 12/31/15
	(a)	(b)	(c)	(d)		(e)	(f)
Christopher J. Pagano
STIP Award	-	-	-	390,000		-	-
Long-Term Equity Awards[3]	-	-	2,754,710	5,326,030		2,754,710	2,754,710
Executive Pension Plan[4]	864,610	-	864,610	864,610		864,610	864,610
SERP[5]	5,116,673	-	5,116,673	6,035,401	[6]	5,116,673	5,116,673
Executive401(k) Plan[7]	1,303,185	-	1,303,185	1,303,185		1,303,185	1,303,185
Welfare Benefit Lump Sum[8]	-	-	-	40,573		-	-
Severance	-	-	-	4,290,000		-	-
Outplacement[9]	-	-	-	8,000		-	-
TOTAL	7,284,468		10,039,177	18,257,799		10,039,177	10,039,177
Gene E. Mergelmeyer
STIP Award	-	-	-	378,000		-	-
Long-Term Equity Awards[3]	-	4,676,475	4,676,475	4,676,475	[10]	3,419,165	3,419,165
Executive Pension Plan[4]	-	385,562	385,562	385,562		352,905	385,562
SERP[5]	-	5,854,171	5,854,171	7,658,182	[6]	5,854,171	5,854,171
Executive 401(k) Plan[7]	-	777,686	777,686	777,686		777,686	777,686
Welfare Benefit Lump Sum[8]	-	-	-	41,431		-	-
Severance	-	-	-	2,233,795	[11]	-	-
Outplacement[9]	-	-	-	8,000		-	-
TOTAL	-	11,693,894	11,693,894	16,159,131		10,403,927	10,436,584
Bart Schwartz
STIP Award	-	-	-	292,500		-	-
Long-Term Equity Awards[3]	-	-	2,520,902	4,481,165		2,520,902	2,520,902
Executive Pension Plan[4]	206,390	-	206,390	206,390		206,390	206,390
SERP[5]	2,525,465	-	2,525,465	3,740,417	[6]	2,525,465	2,525,465
Executive 401(k) Plan[7]	424,693	-	424,693	424,693		424,693	424,693
Welfare Benefit Lump Sum[8]	-	-	-	48,209		-	-
Severance	-	-	-	1,780,476	[11]	-	-
Outplacement[9]	-	-	-	8,000		-	-
TOTAL	3,156,548		5,677,450	10,981,851		5,677,450	5,677,450
S. Craig Lemasters
STIP Award	-	-	-	292,500		-	-
Long-Term Equity Awards[3]	-	3,347,565	3,347,565	3,347,565	[10]	2,628,262	2,628,262
Executive Pension Plan[4]	-	1,409,176	1,409,176	1,409,176		1,409,176	1,409,176
SERP[5]	-	2,935,423	2,935,423	4,453,000	[6]	2,935,423	2,935,423
Executive 401(k) Plan[7]	-	684,854	684,854	684,854		684,854	684,854
Welfare Benefit Lump Sum[8]	-	-	-	42,788		-	-
Severance	-	-	-	1,836,658	[11]	-	-
Outplacement[9]	-	-	-	8,000		-	-
TOTAL	-	8,377,017	8,377,017	12,074,540		7,657,714	7,657,714
[1]

As of December 31, 2015, Messrs. Mergelmeyer and Lemasters met the requirements for retirement eligibility (age 55 with 10 years of service). Accordingly, a voluntary termination by either executive would be considered a retirement and column (a) “Payout if Terminated Voluntarily (Not Retirement)” would not

Executive Compensation

apply. Because none of the other NEOs were retirement eligible as of December 31, 2015, the column entitled “Payout if Terminated Voluntarily (Retirement)” does not apply to them.

[2]

The values in this column reflect an involuntary termination for reasons other than for cause. In the event of an involuntary termination for cause, the same amounts would be payable except (1) the NEOs would not receive a SERP payment and (2) the NEOs would not receive a pro-rata vesting with respect to their ALTEIP grants.

[3]

These amounts assume accelerated vesting and/or exercise of all or a portion of unvested equity awards on December 31, 2015 based on the closing stock price of $80.54. These amounts also reflect accelerated vesting in the event of a change of control of the Company (with the exception of Messrs. Mergelmeyer and Lemasters) and pro-rata vesting in the event of death, disability or an involuntary termination for reasons other than cause. PSU amounts are computed based on the achievement of target level performance for each award.

For Messrs. Mergelmeyer and Lemasters, values in columns (b) and (c) reflect accelerated vesting of unvested equity awards granted prior to 2015 as they meet the requirements for retirement eligibility.

For Messrs. Colberg, Pagano and Schwartz values in column (d) assumes a hypothetical corporate change of control. For Messrs. Mergelmeyer and Lemasters, the value in column (d) assumes a hypothetical change of control of Assurant Specialty Property and Assurant Solutions, respectively.

[4]	Executive Pension Plan benefits are payable only as a lump sum payment and as soon as administratively feasible following termination (in compliance with IRC Section 409A).

[5]	SERP payments are all shown as the present value of the retirement benefit.

[6]

Upon a change of control (under the SERP), participants are granted three additional years of credited service (capped at 20 years) and are considered three years older. The amounts in this column represent the present value of the SERP benefit under these conditions. Effective as of February 29, 2016, the accrual of additional years of credited service under the SERP was frozen.

[7]	This amount includes the Company’s contribution to the Executive 401(k) Plan made in 2015.

[8]

This amount represents a one-time lump sum payment by the Company that equals the value of Company paid premiums for the medical, dental, life insurance and disability plans as of December 31, 2015 for 18 months based on the individual’s benefit election (in accordance with IRC Section 409A).

[9]	This amount represents the Company’s best estimate of the costs of outplacement services for an NEO.

[10]	The amounts in column (d) for Messrs. Mergelmeyer and Lemasters were determined based on a hypothetical change of control of Assurant Specialty Property and Assurant Solutions, respectively.

Equity awards granted to Messrs. Mergelmeyer and Lemasters prior to 2015 under the ALTEIP plan would be accelerated as of December 31, 2015 since Messrs. Mergelmeyer and Lemasters met the requirements for retirement eligibility; and equity awards granted in 2015 would be forfeited.

Had a change of control of the Company occurred on December 31, 2015, the value of accelerated equity for Mr. Mergelmeyer would have been $6,521,727 and for Mr. Lemasters, $5,061,053, based on the closing stock price of $80.54 for our Common Stock on that date.

[11]	Represents lump sum severance following 280G cutback pursuant to the terms of Messrs. Mergelmeyer’s, Schwartz’s and Lemasters’ agreement.

Narrative to the Potential Payments Upon Termination or Change of Control Table

The following is a description of the information reported in the Potential Payments Upon Termination or Change of Control Table, including the material terms of the Change of Control Agreements and the methodology and material assumptions made in calculating the Executive Pension Plan and SERP benefits payable in the event of disability or death. The material terms of the Executive Pension Plan and the SERP are described in the section entitled “Narrative to the Pension Benefits Table” on page 43. The material terms of the ADC Plan and the Executive 401(k) Plan are described in the section entitled “Narrative to the Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans Table” on page 48. Additional information on the ALTEIP is provided in the CD&A and in the section entitled “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table” on page 38.

Executive Compensation

Treatment of Annual Incentive Awards

Under the ESTIP, if a participant’s employment is terminated during a performance period due to disability or death, the Committee may grant the participant an award in any amount the Committee deems appropriate. If a participant’s employment is terminated during a performance period due to retirement, any award for that participant will be subject to the maximum limits under the ESTIP (participant’s allocated portion of 5% of the Company’s net income as defined under the ESTIP), based on the amount of the Company’s net income for the full performance period. If a participant’s employment terminates for any other reason, any award paid to that participant will be subject to the maximum limits described above, pro-rated to reflect the number of days in the performance period that the participant was employed. Upon a change of control of the Company, each participant will be paid an amount based on the level of achievement of the performance goals as determined by the Committee no later than the date of the change of control.

Accelerated and Pro-rated Vesting of Equity Awards

In the event of a change of control, RSUs vest in full. PSUs vest (a) at the target performance level, if a change of control occurs in the year in which the award is granted or (b) on the basis of the greater of actual performance through the time of the change of control or the target performance level, if a change of control occurs after the year in which the award is granted.

Upon a termination due to death or disability, RSUs and PSUs vest on a pro-rata basis (subject, in the case of PSUs, to the level of performance achieved). RSUs and PSUs are settled in full upon retirement (subject, in the case of PSUs, to the level of performance achieved), except for grants made in the year of retirement, which are forfeited. RSUs and PSUs vest on a pro-rata basis upon an involuntary termination without cause (subject, in the case of PSUs, to the level of performance achieved), and are forfeited upon a voluntary termination.

The SERP

As of December 31, 2015, Messrs. Pagano, Mergelmeyer and Lemasters are 100% vested in their SERP benefit and Mr. Colberg is 90% vested in his SERP benefit. Of the NEOs, only Mr. Schwartz had attained normal retirement age as of December 31, 2015; therefore, if any of the NEOs other than Mr. Schwartz had terminated employment on or prior to that date, their SERP benefit would have been actuarially reduced to reflect their respective ages.

If there is a change of control with respect to the Company or operating segment, and within two years after the change of control a participant’s employment is terminated without cause or the participant terminates employment for good reason (as defined in the SERP), then (1) the participant will become 100% vested in his SERP benefit; (2) the participant will be credited with 36 additional months of service for purposes of computing his target benefit; (3) the actuarial reduction for commencement of the SERP benefit prior to normal retirement age will be calculated as though the participant was 36 months older than his actual age; and (4) the participant may receive his SERP benefit following a change of control at a time and in an optional form that is different than the time and optional form that he would receive under circumstances not related to a change of control. This election may not be changed within one year prior to the participant’s termination date. In the event of a termination of employment other than described above, the following applies: (i) a participant will automatically become 100% vested in his SERP benefit in the event of death or disability; and (ii) a participant will forfeit any remaining benefit in the event he is terminated for cause or commits a material breach of certain covenants regarding non-competition, confidentiality, non-solicitation of employees or non-solicitation of customers.

For grandfathered benefits (the benefit portion of the SERP that was earned and vested as of December 31, 2004), NEOs could elect any of the following forms of payment: a single life annuity, a 5,

Executive Compensation

10 or 15 year certain and continuous annuity, a 50%, 66 2/3% or 100% joint and survivor annuity, a term certain annuity or a lump sum. Messrs. Pagano, Colberg, Mergelmeyer and Lemasters do not have a grandfathered benefit earned and vested as of December 31, 2004. For all of the NEOs, as of January 1, 2008, for benefits earned and vested after December 31, 2004, the only form of payment available under the SERP is a single lump payment that is the actuarial equivalent of the SERP benefit payable as a life annuity.

The Executive 401(k) Plan

The benefits under the Executive 401(k) Plan are payable only in a lump sum following termination of employment. Payments made following termination of employment are subject to the restrictions of Section 409A.

Change of Control Agreements

The Company is a party to a COC Agreement with each NEO. The COC Agreements generally provide that if, during the two-year period following a change of control (as defined in the COC Agreements), the executive’s employment is terminated by the Company other than for cause or disability, or by the executive for good reason (each as defined in the COC Agreements), the executive would be entitled to receive, subject to the executive’s execution of a release of claims, within 60 days of the termination (or such later date that may be required by tax laws governing deferred compensation), a payment equal to 0.5 times the target annual ESTIP award for the year in which the date of termination occurs, an amount of cash severance equal to three times the sum of the executive’s annual base salary plus target ESTIP award, continued welfare benefits for the 18-month period following the date of termination, and outplacement benefits.

Effective as of February 1, 2010, each member of our Management Committee entered into an amendment that eliminated the excise tax gross-up provisions in his or her COC Agreement with the Company. Accordingly, our NEOs are entitled to receive either (i) the full benefits payable in connection with a change of control (whether under the COC Agreement or otherwise) or (ii) a reduced amount that falls below the applicable safe harbor provided under Section 280G of the IRC, whichever amount generates the greater after-tax value for the executive.

Termination in Anticipation of a Change of Control. If an executive’s employment with the Company is terminated by the Company without cause or by the executive for good reason prior to the date on which a change of control occurs, and if it is reasonably demonstrated by the executive that such termination of employment (i) was at the request of a third party that has taken steps reasonably calculated to effect a change of control or (ii) otherwise arose in connection with or in anticipation of a change of control, then the executive will be entitled to the severance and other benefits described above.

Funding of Severance Payment Obligations. Within five business days of the executive’s date of termination after a change of control, the Company must establish and fund a trust in an amount of cash equal to the amount of the severance payments to which the executive may become entitled under the COC Agreements.

Definition of “Change of Control”. For purposes of the agreements, for NEOs who serve in an enterprise capacity (our CEO, CFO and Mr. Schwartz) change of control is defined as:

•

a change in a majority of the Company’s Board (the “Incumbent Board”) excluding any persons approved by a vote of at least a majority of the Incumbent Board other than in connection with an actual or threatened proxy contest;

•	an acquisition by an individual, entity or a group of 30% or more of the Company’s Common Stock or voting securities (excluding an acquisition directly from the Company, by the

Executive Compensation

Company, by an employee benefit plan of the Company or pursuant to a transaction described immediately below);

•

consummation of a merger, consolidation or similar transaction, or sale of all or substantially all of the Company’s assets other than a business combination in which all or substantially all of the stockholders of the Company receive 60% or more of the stock of the company resulting from the business combination, at least a majority of the board of directors of the resulting corporation were members of the Incumbent Board, and after which no person owns 30% or more of the stock of the resulting corporation, who did not own such stock immediately before the business combination; or

•	stockholder approval of a complete liquidation or dissolution of the Company.

For NEOs who serve as officers of an operating division of the Company only (Messrs. Mergelmeyer and Lemasters) change of control is defined as the sale or other disposition of the companies, assets or businesses comprising the division having (A) book value equal to at least 70% of the book value of the aggregate consolidated assets of the division immediately prior to such sale or disposition, or (B) market value equal to at least 70% of the market value of the aggregate consolidated assets of the division immediately prior to such sale or disposition; provided, that neither an initial public offering of some or all of the division nor a spin-off to the Company’s stockholders of some or all of the companies or business divisions comprising the division (or a transaction having a similar effect) shall constitute a change of control.

Non-Competition and Non-Solicitation. Under the COC Agreements, executives may not engage in activity competitive with the Company (including as an employee or officer of a competitor) or solicit customers of the Company during the period beginning on January 1, 2009 and expiring on the date of a change of control. If the executive’s employment is terminated before a change of control occurs, the length of the applicable non-competition period varies based on the type of termination. Specifically, if the executive’s employment is terminated by the Company for cause or by the executive without good reason, the non-competition period will expire six months after the date of termination. If the executive’s employment is terminated by the Company without cause or by the executive for good reason, the non-competition period will expire on the date of termination. Executives also may not employ or offer to employ officers or employees of the Company or any of its subsidiaries during the period beginning on January 1, 2009 and ending one year after the date of termination of the executive’s employment.

Amounts Previously Earned and Payable Regardless of Termination or Change of Control

The amounts reflected in the Potential Payments Upon Termination or Change of Control Table show payments that the NEOs could only receive in the event of termination or change of control. The amounts reflected below were earned in previous years and were already available to the NEOs through withdrawal or exercise regardless of termination or change of control. These amounts include deferred compensation balances held in the AIP, ASIC Plan and/or ADC Plan.

The following amounts would have been available on December 31, 2015 for withdrawal or exercise by the NEOs regardless of termination or change of control: for Mr. Mergelmeyer, $731,506 from the ASIC Plan, and $1,010,397 from the ADC Plan; for Mr. Schwartz, $767,178 from the ADC Plan and for Mr. Lemasters, $49,206 from the ADC Plan.

Director Compensation

DIRECTOR COMPENSATION

The following table sets forth the cash and other compensation earned by (or accrued to) the members of the Board of Directors of Assurant for all services in all capacities during the fiscal year ended December 31, 2015. Mr. Colberg is not eligible to participate in the Directors Compensation Plan and did not receive any compensation for his services as a director.

Director Compensation Table for Fiscal Year 2015

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)[1]	Option Awards ($)[2]	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[3]	All Other Compensation ($)[4]	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Howard L. Carver	115,000	100,029	-	-	-	2,191	217,220
Juan N. Cento	100,000	100,029	-	-	-	191	200,220
Elyse Douglas	115,000	100,029	-	-	-	191	215,220
Lawrence V. Jackson	120,000[5]	100,029	-	-	-	191	220,220
David B. Kelso[6]	25,000	-	-	-	-	10,420	35,420
Charles J. Koch	100,000	100,029	-	-	-	191	200,220
Jean-Paul L. Montupet	100,000	100,029	-	-	-	612	200,641
Paul J. Reilly	100,000	100,029	-	-	-	191	200,220
Elaine D. Rosen	225,000	100,029	-	-	-	1,191	326,220
Robert W. Stein	125,000	100,029	-	-	-	191	225,220
[1]	The amounts reported in this column are consistent with the grant date fair value of each award computed in accordance with FASB ASC Topic 718.

The grant date fair value of the stock awards granted in 2015 equals the amount disclosed in column (c). The awards granted prior to 2013 will vest in three equal annual installments on the date immediately preceding the date of the relevant annual meetings of the Company’s stockholders, but in no event later than July 1, for each year the participant remains an active non-employee director with Assurant over a three-year award cycle. The awards granted in 2013 and thereafter will vest on the same schedule, but will remain deferred until director’s separation from the board services.

As of December 31, 2015, the directors held the following aggregate number of unvested RSUs: for Messrs. Carver, Cento, Jackson, Koch, Montupet, Reilly and Stein, and Mmes. Douglas and Rosen, 3,237 RSUs.

[2]	No option awards were granted in 2015.

[3]

The amounts set forth in column (f) reflect notional investment gains on the deferred directors fees that were credited to the ADC Plan account in 2015. For additional information regarding the ADC Plan, see the section entitled “Narrative to the Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans Table—The ADC Plan,” on page 48, above.

Mr. Jackson’s notional investment losses on the deferred directors fees for FY 2015 were $2,841.

[4]	Amounts in this column include the dollar value of dividend equivalents paid in 2015 on unvested RSUs that were not factored into the grant date fair value reported in column (c).

Amounts in this column also include the following charitable contributions made by the Company or the Assurant Foundation during 2015 to eligible charitable organizations pursuant to the matching gift programs described below: for Ms. Rosen, $1,000; Mr. Kelso, $5,000; and for Mr. Carver, $2000.

[5]	Mr. Jackson elected to defer the 2015 director fees set forth in column (b) pursuant to the ADC Plan.

[6]	Mr. Kelso resigned from the Board of Directors on February 28, 2015.

Director Compensation

Narrative to the Director Compensation Table

The following is a brief description of our director compensation program and the information reported in the Director Compensation Table.

Fees Earned or Paid in Cash

The Assurant Amended and Restated Directors Compensation Plan (the “Directors Compensation Plan”) provides for an annual retainer for non-management directors of $100,000, payable in cash quarterly. Additional annual retainers were paid under the Directors Compensation Plan to the Chair of the Board and committee Chairs as follows: (i) Chair of the Board: $125,000; (ii) Audit Committee Chair: $25,000; (iii) Compensation Committee Chair: $20,000; (iv) Nominating and Corporate Governance Committee Chair: $15,000; and (v) Finance and Investment Committee Chair: $15,000.

The Directors Compensation Plan also provides for reimbursement of reasonable travel expenses in connection with attending meetings of our Board and its committees and other Company functions where the director’s attendance is requested by our Chief Executive Officer. A participant may elect to have any cash amounts payable under the Directors Compensation Plan deferred under the ADC Plan. The Company does not make any contributions to, or provide any preferential or above market earnings under the ADC Plan.

Restricted Stock Unit Awards

With respect to 2015, in addition to cash compensation, the Directors Compensation Plan provides that each non-employee director will receive, on the date he or she first becomes a non-employee director, an initial award of RSUs having an aggregate fair market value on the grant date equal to $100,000. In no event will a director receive an initial award of RSUs if the next annual meeting of our stockholders is within four months of the date he or she becomes a director. On the day following each annual meeting of our stockholders, each non-employee director then in office will receive an annual award of RSUs having a fair market value on the grant date equal to $100,000.

Initial RSU grants vest in three equal annual installments on each of the first three anniversaries of the grant date, and annual RSU grants vest in three equal annual installments on the day immediately preceding the date of the annual meeting of stockholders in each of the three years following the grant date. All RSUs vest in full in the event of a change of control (as defined in the ALTEIP) or upon retirement after reaching age 55 and completing at least five consecutive years of service on the Board. Awards granted after December 31, 2012 will continue to vest one-third each year, over a three year period, but settlement of the shares will be deferred until separation from the Board. Quarterly dividend equivalents earned throughout the vesting period on awards granted after December 31, 2012 will accumulate and be paid in cash upon separation from the Board.

All Other Compensation

Directors are eligible to participate in the Assurant Employee Matching Gifts Program to support U.S.-based Section 501(c)(3) charities. In 2015, the Assurant Foundation matched up to $1,000 each in charitable contributions made by directors.

Separately, if a director contributes to the Assurant Political Action Committee, the Company makes an equivalent donation up to $5,000 to a U.S.-based Section 501(c)(3) charity of the director’s choice.

Equity Compensation Plan Information

EQUITY COMPENSATION PLAN INFORMATION

The following table shows aggregate information, as of December 31, 2015, with respect to compensation plans under which equity securities of Assurant are authorized for issuance.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights[1]	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))[2]
Equity Compensation Plans Approved by Security Holders	2,343,198	-	7,269,747
Equity Compensation Plans Not Approved by Security Holders	-	-	-

Total	2,343,198	-	7,269,747

[1]

This amount reflects securities to be issued under outstanding awards of RSUs and PSUs. For outstanding awards of PSUs, the amount reflects the number of securities that could be issued if the maximum level of performance is achieved. Assuming achievement of target level performance under outstanding PSUs, the amount in column (a) would be 1,811,738.

[2]

This amount is comprised of 2,838,852 securities available for issuance under the Assurant, Inc. Amended and Restated 2004 Employee Stock Purchase Plan and 4,430,895 securities available for issuance under the ALTEIP.

As of March 31, 2014 there were no outstanding options or SARs. The Company currently has no plans to issue any new options or SARs.

Transactions with Related Persons

TRANSACTIONS WITH RELATED PERSONS

Transactions with Related Persons

Employment of Spouse

Dawn Lamnin, the wife of Adam D. Lamnin, who served as President and Chief Executive Officer of Assurant Health and President and Chief Executive Officer of Assurant Employee Benefits during 2015, currently serves as a Vice President in the Lending Solutions division of Assurant Specialty Property. She has been working for Assurant in various capacities since 1996 (prior to her marriage to Mr. Lamnin). During 2015, Ms. Lamnin received aggregate base salary, annual incentive plan payment and other bonus amounts of $326,757. Her compensation is commensurate with that of her peers.

Review, Approval or Ratification of Transactions with Related Persons

In March 2007, to provide written guidelines on the review, approval and monitoring of transactions involving related persons, the Nominating Committee adopted the Assurant, Inc. Related Person Transaction Policy. It applies to Company transactions with related persons in excess of the threshold for disclosure in the proxy statement under the relevant SEC rules. Generally, such disclosure is required for transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest. Related persons are the Company’s directors, executive officers, their immediate family members and beneficial owners of five percent or more of the Company’s outstanding Common Stock.

Policy:

•

Related person transactions must be approved by the Nominating Committee, which will approve the transaction only if it determines that the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders. In determining whether to approve or ratify a transaction, the Nominating Committee will take into account, among other factors it deems appropriate: (1) the benefits to the Company; (2) the extent of the related person’s interest in the transaction, including the related person’s position(s) or relationship(s) with, or ownership of, the entity that is a party to, or has an interest in, the transaction; (3) the impact on a director’s independence if the related person is a director, an immediate family member of a director or an entity in which the director is a partner, stockholder or executive officer; and (4) whether the transaction is on terms no less favorable to the Company than those generally available to unrelated third-parties under similar circumstances.

•

If a related person transaction will be ongoing, the Nominating Committee may establish guidelines for the Company’s management to follow in its dealings with the related person. Thereafter, the Nominating Committee, at least annually, will review and assess the relationship with the related person to determine whether it remains appropriate.

Procedures:

•	Related persons must notify the Company’s law department in advance of any potential related person transaction.

•

If the law department determines that the proposed transaction involves a related person and an amount in excess of $120,000, it will submit the proposed transaction to the Nominating Committee for consideration at its next meeting. If it is not practicable to wait until then, the Nominating Committee will call a special meeting to consider proposed transaction.

•

After considering the pertinent facts, the Nominating Committee will review and approve or disapprove the transaction. If advance approval is not feasible, then the transaction will be considered and, if appropriate, ratified at the Nominating Committee’s next meeting.

•	No director will participate in any discussion or approval of a transaction in which he or she is a related person.

Section 16(a) Beneficial Ownership Reporting Compliance

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our directors, executive officers, and beneficial owners of more than ten percent of our Common Stock are required to report their initial ownership of and subsequent changes in ownership of our Common Stock and other equity securities to the SEC and the NYSE. They are also required to send copies of these reports to us. Solely on the basis of a review of forms filed pursuant to Section 16 of the Exchange Act, we believe that, in 2015, all such filing requirements were satisfied.

Corporate Governance

CORPORATE GOVERNANCE

The following section provides an overview of Assurant’s corporate governance practices. The Company’s commitment to strong corporate governance in order to support the long-term value of the corporation for the benefit of its stockholders is evidenced by the framework the Company currently has in place.

Highlights of Assurant Corporate Governance Framework

• Independent Board Chair • Declassified Board	• Greater than 95% Director Attendance at Meetings
• Appropriate Mix of Director Tenure Offering	• Regular Outreach to Investors
Experience and Knowledge of the Company and our Industry	• Officers and Directors Prohibited from Hedging and Pledging of Company Securities
• Independent Board (except for CEO) and Board Committees	• Code of Ethics Applicable to all Employees and Directors
• Annual Board Evaluation of CEO	• Clawback Policy
• Annual Board and Committee Self-Evaluations	• Director Resignation Policy
• Limitation on Public Company Board and Audit Committee Service	• All Board Committees Authorized to Retain Independent Advisors
• Majority Voting Standard for Director Elections • Regular Executive Sessions of Independent Directors	• No Stockholder Rights Plan • Policy Against Independent Corporate Political Expenditures*

*(The Political Expenditures Policy is located in the “Corporate Governance” subsection of the “Investor Relations” section of our website at http://ir.assurant.com.)

General

Composition of Board of Directors. The Board consists of 10 members: Ms. Rosen (Non-Executive Chair), Ms. Douglas and Messrs. Carver, Cento, Colberg, Jackson, Koch, Montupet, Reilly and Stein.

Board of Directors Committee Composition

	Audit	Compensation	Nominating and Corporate Governance	Finance and Investment
Elaine D. Rosen+		x
Howard L. Carver	x		▲
Juan N. Cento		x	x
Elyse Douglas	x			▲
Lawrence V. Jackson		▲		x
Charles J. Koch		x		x
Jean-Paul L. Montupet			x	x
Paul J. Reilly	x		x
Robert W. Stein	▲

+ Non-Executive Chair of the Board. ▲ Denotes Committee Chair.

**	Mr. Colberg does not serve on any Board committees.

Corporate Governance

Director Tenure. The Company does not set specific term limits on director service and believes that a mix of director tenures on the Board can strengthen board effectiveness and dynamics. Longer tenured directors possess experience and organizational knowledge while newer directors can bring fresh insight and perspective. Our current Board reflects this perspective; of our ten directors, five have five or fewer years of service; three directors have between six and ten years of service and two directors have over ten years of service. Current average director tenure is six years and six months.

Corporate Governance Guidelines. The Nominating Committee reviews our Corporate Governance Guidelines periodically to ensure they reflect current corporate governance standards. The Corporate Governance Guidelines and the charters of each of the Board’s committees may be found under the “Corporate Governance” subsection of the “Investor Relations” section of our website at http://ir.assurant.com, or by writing to our Corporate Secretary at Assurant, Inc., 28 Liberty Street, 41st Floor, New York, New York 10005.

Code of Ethics

The Assurant Code of Ethics is applicable to all of our employees, officers and directors, including the principal executive officer, the principal financial officer and the principal accounting officer. The Code of Ethics may be obtained by accessing the “Corporate Governance” subsection of the “Investor Relations” section of our website at http://ir.assurant.com, or by writing to our Corporate Secretary at Assurant, Inc., 28 Liberty Street, 41st Floor, New York, New York 10005. We intend to post any amendments to or waivers from our Code of Ethics that apply to our executive officers or directors at this location on our website.

Director Independence

In compliance with the listing standards applicable to Assurant under the NYSE Listed Company Manual, the Company’s Board has adopted categorical standards to assist in evaluating the independence of the Company’s directors. They are available on the “Corporate Governance” subsection of the “Investor Relations” section of our website at http://ir.assurant.com.

Applying the Director Independence Standards, the Nominating Committee and the Board have affirmatively determined that Ms. Rosen, Ms. Douglas and Messrs. Carver, Cento, Jackson, Koch, Montupet, Reilly and Stein are independent of the Company and its management. In addition, they determined that each member of the Audit Committee and the Compensation Committee is independent of the Company and its management under the applicable criteria.

In conducting its annual director independence determination, the Board considered transactions or relationships that the Company engaged or engages in with companies for which our independent directors serve as officers or directors, or with which these directors have certain other relationships, and determined that there were no such transactions that were material to either company involved or in which any such director had a direct or indirect financial interest. Specifically, the Board considered the following ordinary course business transactions and relationships:

•	The Company owns immaterial amounts of bonds in a company with which Mr. Cento is affiliated as an officer.

•	The Company also owns immaterial amounts of bonds in a company with which Mr. Koch is affiliated as a director.

•

Ms. Rosen and Messrs. Cento, Koch, Montupet and Stein serve, or within the past three years, have served as officers, directors or affiliates of companies with which the Company engaged in ordinary course, arms-length business transactions that were de minimus to both companies and in which such directors had no direct or indirect financial interest.

Corporate Governance

•

Matching contributions have been made on behalf of Ms. Rosen and Messrs. Carver, Koch and Jackson to eligible charitable institutions with which these directors are affiliated. These matching gifts were made in accordance with the provisions and limitations of the matching gift policies described on page 56.

Our Corporate Governance Guidelines state that if the Chair of the Board is an independent director, then the Chair shall serve as the presiding director. As the independent Chair of the Board, Ms. Rosen is the presiding director and chairs the executive sessions of the Board.

Board Leadership Structure and Role in Risk Oversight

In line with corporate governance best practices and the interests of stockholders, our Board has been chaired by an independent director since Assurant became a publicly traded company in 2004. Additionally, each of the Board committees is chaired by an independent director.

The Company has made effective risk management a key ongoing corporate objective.

As a specialty insurance company, Assurant faces risks that could have a material adverse effect on its business, financial condition and results of operations. For detailed information on these risks, please see the section entitled “Risk Factors” in the 2015 Form 10-K. Because the risks faced by the Company span a wide variety of disciplines, both senior management and the Board are involved in oversight of the Company’s risk management policies and practices. As described below and consistent with their charters, the committees of the Board oversee risk management in specific areas. As appropriate, the committees of the Board regularly discuss risk-related issues with the entire Board.

The Company’s risk management activities are coordinated by the Enterprise Risk Management Committee (the “ERMC”), which includes managers from across the Company with knowledge of the Company’s business activities. The ERMC develops risk assessment and risk management policies, facilitates reporting and prioritizing in the assessment of risk, and coordinates with the Company’s Business Unit Risk Committees, Risk and Advisory Services department, and other corporate committees and departments charged with functions related to risk management. The ERMC reports regularly to the Chief Executive Officer and presents its work periodically both to the Board and to the Finance and Investment Committee (the “Finance Committee”). The ERMC also provides its meeting minutes to the full Board regularly for its review. Although the Finance Committee acts as the focus committee of the Board for enterprise risk management matters, the full Board maintains responsibility for and is actively involved in oversight of enterprise risk management.

As the focus committee for enterprise risk management, the Finance Committee reviews a number of enterprise risks, including with respect to the Company’s operating segments and the Company’s investment, financing, capital management and catastrophe reinsurance activities. The Finance Committee regularly reviews risks, policies, strategies and outcomes in those areas with the CFO and Chief Investment Officer.

The Audit Committee focuses on risks relating to the Company’s financial reporting, legal compliance, ethics and fraud deterrence, and internal controls and procedures. The Audit Committee regularly reviews the Company’s financial statements and public disclosures, receives updates from corporate committees focused on the aforementioned risk areas and reviews the effectiveness of the Company’s internal control environment and compliance program. The Audit Committee also periodically reviews the Company’s guidelines and policies with respect to risk assessment and risk management. The Senior Vice President of Risk and Advisory Services, who oversees the Company’s internal audit function, reports directly to the Chair of the Audit Committee, as well as to the Executive Vice President, Chief Legal Officer and Secretary.

The Compensation Committee focuses on risks in areas such as executive retention and compensation plan design. With the assistance of its independent compensation consultant, the Compensation Committee

Corporate Governance

undertakes an annual risk review of the Company’s variable pay plans, policies and practices for all employees, including the Company’s executive officers. In the course of its 2015 review, the Compensation Committee did not identify any risks that are reasonably likely to have a material adverse effect on the Company.

The Nominating Committee oversees the management of risk in areas such as management and Board succession.

The Company also recognizes the importance of managing risks related to enterprise political expenditures and, in 2011, adopted a Policy Regarding Political Expenditures, which is available on our website at www.assurant.com. This Policy prohibits direct independent political expenditures by the Company.

Board and Committee Meetings and Attendance

Each Board member is expected to dedicate to the Company sufficient time, energy and attention to ensure the diligent performance of the director’s duties. Our Corporate Governance Guidelines provide that, except in exigent circumstances, each member of the Board is expected to attend Board and Committee meetings and our Annual Meeting of Stockholders. All directors attended at least 75% of the combined total meetings of the full Board and the committees on which he or she served in 2015, and the average attendance of all directors in 2015 was over 95%. All directors serving on the Board attended the 2015 Annual Meeting of Stockholders.

Our Board has a standing Audit Committee, a standing Compensation Committee, and a standing Nominating Committee. In 2015 the Board and these committees met as follows:

	Board*	Audit	Compensation	Nominating and Corporate Governance

Number of Meetings in 2015	10	17	9	5
*	(Directors met in executive session at seven Board meetings, including separate sessions during each executive session consisting exclusively of independent directors.)

Nominating and Corporate Governance Committee

The Nominating Committee reviews and recommends to the Board, among other things, Board membership criteria, nominees for election as directors, membership of the committees of the Board and matters relating to the performance, diversity and independence of Board members. The Nominating Committee oversees and approves the management continuity and succession process, questions of director independence and conflicts of interest, and the Board’s corporate governance policies and procedures. The Nominating Committee and the Board annually review the management succession plan; such plan includes emergency successors for executive management. The Nominating Committee also oversees the process for director succession and the annual Board and Board committee self-assessment. In 2015, after three consecutive years of utilizing an outside consultant, the Nominating Committee worked with the Corporate Secretary’s Department to conduct the self-assessment process for each committee and the Board. Each committee and the Board discussed the outcome of its own self-assessment during an executive session of a regularly scheduled meeting and developed an action plan for execution. The Charter of the Nominating Committee can be found under the “Corporate Governance” subsection of the “Investor Relations” section of our website at http://ir.assurant.com.

Consideration of Stockholder Candidates and Selection Criteria

The Nominating Committee will consider candidates recommended by our stockholders for nomination for election to the Board at an annual meeting. A stockholder who wishes to recommend a candidate for nomination to the Board must submit such recommendation in writing to the Corporate Secretary of Assurant, c/o the Law Department, Assurant, Inc., 28 Liberty Street, 41st floor, New York, New York

Corporate Governance

10005. We did not receive any stockholder nominations of persons for election to the Board in connection with the 2016 Annual Meeting.

The Nominating Committee will consider prospective nominees for the Board, whether selected by the Nominating Committee or by the stockholders, applying the same criteria to all candidates. Once the Nominating Committee identifies a need to replace a current member of the Board, to fill vacancies or to expand the size of the Board, it follows a process to identify and evaluate candidates which includes (a) meetings to evaluate biographical information and background material and (b) interviews of selected candidates. Recommendations by the Nominating Committee of candidates for inclusion in the Board’s slate of director nominees are based upon the criteria set forth in the Company’s Corporate Governance Guidelines, including the candidate’s knowledge, experience and skills with respect to accounting and finance, business judgment, management, industry knowledge, leadership and strategy/vision, and the candidate’s ability to demonstrate certain personal characteristics, including integrity, accountability, informed judgment, financial literacy, mature confidence, interpersonal skills and high performance standards. Recommendations by the Nominating Committee are also based on other relevant factors that it may deem appropriate, including the current composition of the Board.

The Nominating Committee actively considers diversity in recruitment and nomination of the Company’s directors and makes recommendations to the Board regarding diversity among director candidates.

Audit Committee

The Audit Committee’s purpose is (1) to advise and assist the Board in its oversight of our quarterly and annual financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications and independence, and the performance and effectiveness of the Company’s internal controls over financial and management information and of the independent registered public accounting firm; and (2) to review and advise the Board on other matters at their request. The Board has determined that all members of the Audit Committee are independent as that term is defined by the NYSE rules and in Rule 10A-3(b)(1) of the Exchange Act. The Charter of the Audit Committee can be found under the “Corporate Governance” subsection of the “Investor Relations” section of our website at http://ir.assurant.com.

Audit Committee Financial Expert

The Board has determined that all members of the Audit Committee are independent as independence is defined in the applicable listing standards and financially literate as that qualification has been interpreted by the Board in its business judgment and that Messrs. Carver and Stein are “audit committee financial experts” for purposes of SEC Regulation S-K, Item 407(d)(5).

Compensation Committee

The Compensation Committee is composed entirely of “independent directors” under the NYSE Listed Company Manual who satisfy the requirements to be “non-employee directors” under Section 16 of the Exchange Act and “outside directors” under IRC Section 162(m).

The Compensation Committee establishes, reviews and monitors our compensation philosophy and practices in order to assist the Board in the fulfillment of its responsibilities relating to (1) the Company’s compensation programs and the compensation of the Company’s executives and (2) the production of an annual report on executive compensation for inclusion in our proxy statement. The Charter of the Compensation Committee can be found under the “Corporate Governance” subsection of the “Investor Relations” section of our website at http://ir.assurant.com.

Corporate Governance

Role of Independent Compensation Consultant

The Compensation Committee engaged Towers Watson from 2007 up until July 2015 and Semler Brossy thereafter as its independent compensation consultant to provide analysis and advice on such items as pay competitiveness, incentive plan design, performance measurement, design and use of equity compensation and other relevant market practices and trends with respect to executive and director compensation. For more information on the role of the independent compensation consultant in compensation recommendations and decisions, please see the section entitled “CD&A – Input from Independent Compensation Consultant” on page 29 above.

Additionally, in 2015, the Compensation Committee engaged ClearBridge Compensation Group (“ClearBridge”) as a special independent compensation consultant to assist and advise the Compensation Committee on matters relating to compensation terms for certain severance arrangements with certain executives of the Company.

In connection with its engagement in 2015 of Semler Brossy as its independent compensation consultant, the Compensation Committee conducted an independence review of Semler Brossy, considering certain factors, including, among other things: (1) other services provided to us by the consultant; (2) fees paid by us as a percentage of the consulting firm’s total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation Committee; (5) any company stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. As a result of this review, the Compensation Committee concluded that no conflict of interest exists with respect to the services provided by Semler Brossy.

Role of Management

In addition to receiving input from its independent compensation consultant, the Compensation Committee also receives recommendations from the CEO on the compensation of each member of the Management Committee other than himself. For more information on the role of management in compensation recommendations and decisions, please see the section entitled “CD&A – Input from Management” on page 29 above.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is now, or was during 2015 or any time prior thereto, an officer or employee of the Company. No member of the Compensation Committee had any relationship with the Company or any of its subsidiaries during 2015 pursuant to which disclosure would be required under applicable rules of the SEC pertaining to the disclosure of transactions with related persons. None of the executive officers of the Company currently serves or has served in the past on the board of directors or compensation committee of another company at any time during which an executive officer of such other company served on the Company’s Board or Compensation Committee.

Communicating with the Presiding Director and the Board of Directors

To contact the presiding director and the other non-management members of the Board, interested persons may write to: Elaine Rosen, Chair of the Board of Directors, c/o the Law Department, Assurant, Inc., 28 Liberty Street, 41st Floor, New York, New York 10005 or submit questions or concerns by email to boardchair@assurant.com.

Corporate Governance

Relevant communications are distributed to the Board, or to any individual director or directors, as appropriate, depending on the facts and circumstances outlined in the communication. Certain items that are unrelated to the duties and responsibilities of the Board will be excluded, such as:

•	business solicitations;
•	junk mail, mass mailings, and spam;
•	new product and new services suggestions;
•	resumes and other employment inquiries; and
•	surveys.

In addition, material that is unduly hostile, threatening or illegal will be excluded, with the provision that any communication that is filtered out shall be made available to any director upon request. If any such material also raises issues of potential legitimate concern to the Board (including matters of corporate governance, alleged fraud or irregularities, or alleged control deficiencies), they will be brought to the Board’s attention without the offensive material. In the case that there is any doubt as to whether material should be distributed to the addressee, such doubt shall be resolved in favor of distribution.

Compensation Committee Report

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors (the “Compensation Committee”) of the Company has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. On the basis of such review and discussions, the Compensation Committee has recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s 2015 Annual Report on Form 10-K.

Compensation Committee

Lawrence V. Jackson, Chair

Juan N. Cento

Charles J. Koch

Elaine D. Rosen

Audit Committee Matters

AUDIT COMMITTEE MATTERS

Audit Committee Report

The Audit Committee (the “Committee”) consists of four independent directors and operates under a written charter, adopted by the Board of Directors (the “Board”) and reviewed annually. Among other things, the Committee assists the Board in its oversight of the Company’s financial accounting and reporting processes; the activities, qualifications and performance of the Company’s independent registered public accounting firm and internal auditors; and the effectiveness of the Company’s internal control environment.

In addition, the Committee assists the Board in oversight of the Company’s risk management policies. Additional information regarding the role of the full Board in risk oversight can be found in the “Corporate Governance” section of this proxy statement.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; for maintaining appropriate accounting and financial reporting processes; for the establishment and effectiveness of the Company’s internal controls and procedures; and for the execution of the Company’s risk management function. In performing its oversight function, the Committee has reviewed and discussed with management the audited consolidated financial statements of Assurant for the fiscal year ended December 31, 2015 and management’s assessment, included in Management’s Annual Report on Internal Control Over Financial Reporting appearing under Item 9A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (the “Form 10-K”), that the Company maintained effective internal control over financial reporting as of December 31, 2015. In connection with that review, management represented to the Committee that Assurant’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States and that the Company maintained effective internal control over financial reporting as of December 31, 2014. In consultation with management and with input from PwC, the Committee reviews the effectiveness of the internal audit function. In addition, the Committee has reviewed and discussed with management the Company’s policies with respect to risk management, including the guidelines and policies that govern the process by which risk management is undertaken.

PricewaterhouseCoopers LLP (“PwC”) serves as the Company’s independent registered public accounting firm. Each year, the Committee, in consultation with management and the Company’s internal auditor, reviews PwC’s performance and considers whether to reappoint PwC, subject to stockholder ratification, to serve as the Company’s independent registered public accounting firm. In that review, the Committee considers, among other things, the continued independence of PwC, PwC’s tenure serving the Company and whether PwC’s provision of non-audit services to the Company is compatible with maintaining its independence, the depth of the firm’s and audit team’s expertise and experience in the Company’s industry, and the quality and efficiency of the services provided by PwC. In addition, the Committee assesses the qualifications and performance of the lead audit partner and other principle team members, and evaluates and approves changes in the audit firm’s lead engagement partner. The Committee also regularly reviews and approves fees paid to PwC.

The Committee has reviewed and discussed with PwC the audited consolidated financial statements for the fiscal year ended December 31, 2015 and PwC’s opinion regarding the effectiveness of the Company’s internal control over financial reporting as of December 31, 2015. It also has discussed with PwC the matters required to be discussed by the Statement on Auditing Standards No. 16 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”). The Committee also has received written disclosures and a letter from PwC regarding its communications with the Committee concerning independence from Assurant, pursuant to applicable requirements of the PCAOB, has discussed with PwC the independence of the firm, and has considered all of the above-referenced communications as well as all audit, audit-related and non-audit services provided by PwC.

On the basis of the review and discussions referred to above, the Committee has recommended to the Board that the audited consolidated financial statements be included in the Form 10-K.

The Audit Committee

Robert W. Stein, Chair

Howard L. Carver

Elyse Douglas

Paul J. Reilly

Audit Committee Matters

Fees of Principal Accountants

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of PricewaterhouseCoopers LLP, our independent registered public accounting firm. The Audit Committee is required to approve all engagements with the independent registered public accounting firm, including both audit services and non-audit services prior to such services being rendered. The Audit Committee has delegated to the Audit Committee Chair the ability to pre-approve non-audit service engagements with the independent registered public accounting firm involving fees of up to $250,000 per engagement. Any non-audit services that are pre-approved by the Chair must then be reported and ratified at the next full Audit Committee meeting.

In approving any non-audit services, the Audit Committee, or its Chair when applicable, considers whether the proposed services are prohibited under current law or regulations. In order to approve the proposed non-audit services, the Audit Committee, or its Chair when applicable, also must be of the opinion that the proposed services, both individually and collectively with all other provided services, will not impair the independence of the independent registered public accounting firm in connection with its audit opinion on the Company’s consolidated financial statements. The Audit Committee also receives assurances from the independent registered public accounting firm that the proposed engagement is not a prohibited service under applicable laws and regulations and that the proposed service will not impair the auditors’ independence in connection with its audit opinion on the Company’s consolidated financial statements.

The following table sets forth the aggregate fees agreed upon with and/or billed to Assurant for the fiscal years ended December 31, 2015 and 2014 by PricewaterhouseCoopers LLP:

	Fiscal Year Ended December 31, 2015		Fiscal Year Ended December 31, 2014
Description of Fees	Amounts (in thousands)	Percentage of Services Approved by Audit Committee	Amounts (in thousands)	Percentage of Services Approved by Audit Committee
Audit Fees	$13,083	100%	$12,563	100%
Audit-Related Fees	$664	100%	$698	100%
Tax Fees	$261	100%	$207	100%
All Other Fees	$1,632	100%	$1,040	100%

For the years ended December 31, 2015 and 2014, the Company reimbursed incurred expenses and paid audit fees for professional services rendered for: audits of our consolidated financial statements, statutory and other entities; and Sarbanes-Oxley Act Section 404 compliance. For the years ended December 31, 2015 and 2014, the Company paid audit-related fees for benefit plan audits, due diligence services and agreed upon procedures. For the year ended December 31, 2015, the Company paid fees for tax advice and tax assistance in connection with implementation of certain tax software. For the years ended December 31, 2015 and 2014, all other fees paid by the Company were primarily related to consulting services.

Other Matters

INCORPORATION BY REFERENCE

The Compensation Committee Report and the Audit Committee Report (including the reference to the independence and financial expertise of the Audit Committee members), each contained in this proxy statement, are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by Assurant under the Exchange Act, except to the extent that we specifically incorporate such information by reference into any of these filings.

OTHER MATTERS

The Board knows of no matters to be brought before the Annual Meeting other than those listed in the attached Notice of Annual Meeting. If any other matter should properly come before the Annual Meeting, the persons named in the enclosed proxy will vote all proxies given to them in accordance with their best judgment on such matters.

ANNUAL REPORT AND FORM 10-K

The 2015 Annual Report to Stockholders, which includes the 2015 Form 10-K, accompanies this proxy statement.

Without charge, stockholders may obtain a copy of our 2015 Form 10-K containing the audited consolidated financial statements of Assurant for the fiscal year ended December 31, 2015, as filed with the SEC, without the accompanying exhibits, by writing to Investor Relations, Assurant, Inc., 28 Liberty Street, 41st Floor, New York, New York 10005. A list of exhibits is included in the accompanying 2015 Form 10-K, and exhibits are available from Assurant upon payment to Assurant of the cost of furnishing them. Without charge, copies of our 2015 Form 10-K and accompanying exhibits are also available from the “Investor Relations” section of our website at http://ir.assurant.com.

Stockholder Proposals

STOCKHOLDER PROPOSALS

To be considered for inclusion in our proxy materials pursuant to Rule 14a-8 under the Exchange Act for our 2017 annual meeting of stockholders, proposals of stockholders must be received by the Corporate Secretary of Assurant, 28 Liberty Street, 41st Fl., New York, New York 10005, no later than November 24, 2016.

Stockholders intending to present business at our 2017 Annual Meeting, but not intending to have the proposal included in our proxy materials pursuant to Rule 14a-8, must comply with the requirements set forth in our by-laws. To bring business before our 2017 annual meeting, a stockholder must submit written notice thereof complying with the by-laws to the Corporate Secretary of Assurant not less than 90 days nor more than 120 days prior to the anniversary of the preceding year’s annual meeting. Therefore, we must receive notice of a stockholder proposal submitted other than pursuant to Rule 14a-8 no sooner than January 7, 2017 and no later than February 6, 2017. If the notice is received before January 7, 2017 or after February 6, 2017, it will be considered untimely and the proxies granted in connection with the 2017 Annual Meeting will have discretionary authority to vote on the proposal.

By Order of the Board of Directors,

Bart R. Schwartz
Executive Vice President, Chief
Legal Officer and Secretary

Dated: March 29, 2016

Appendix A

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES

Assurant uses the following non-GAAP financial measures to analyze the Company’s operating performance in this proxy statement. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

Annual Operating Return on Equity. Assurant uses annual operating return on equity (“ROE”), excluding accumulated other comprehensive income (“AOCI”) and Assurant Health run-off operations, as an important measure of the Company’s operating performance. Annual operating ROE equals net operating income for the years presented divided by average stockholders’ equity for the year-to-date period, excluding AOCI and Assurant Health run-off operations. The Company believes operating ROE, excluding AOCI and Assurant Health run-off operations, provides investors a valuable measure of the performance of the Company’s ongoing business, because it excludes the effect of net realized gains (losses) on investments that tend to be highly variable from period to period, other AOCI items, Assurant Health run-off operations and those events that are unusual and/or unlikely to recur. The comparable GAAP measure would be annual GAAP ROE, defined as net income, for the years presented, divided by average stockholders’ equity for the year-to-date period. Annual GAAP ROE for the years ended December 31, 2015 and December 31, 2014 were 2.9% and 9.4%, respectively, as shown in the following reconciliation table.

December 31,

	2015	2014
Annual operating return on average equity (excluding AOCI and Assurant Health run-off operations)	11.3%	12.1%
Assurant Health run-off operations	(9.2)%	(1.5)%
Net realized gains on investments	0.5%	1.0%
Gain (loss) on divested business	0.3%	(0.5)%
Change in tax liabilities	0.4%	0.3%
Payment received related to previous sale of subsidiary	0.2%	—
Change in derivative investment	(0.1)%	(0.1)%
Change due to effect of including AOCI	(0.5)%	(1.9)%

Annual GAAP return on average equity	2.9%	9.4%

Operating Earnings Per Diluted Share. Assurant uses operating earnings per diluted share, excluding Assurant Health run-off operations, as an important measure of the Company’s stockholder value. Operating earnings per diluted share, excluding Assurant Health run-off operations equals net operating income of the Company divided by weighted average diluted shares outstanding. The Company believes this measure provides investors a valuable measure of stockholder value because it excludes the effect of net realized gains (losses) on investments that tend to be highly variable from period to period, Assurant Health run-off operations and those events that are unusual and/or unlikely to recur. The comparable GAAP measure would be earnings per diluted share, defined as net income divided by weighted average

Appendix A

diluted shares outstanding. Earnings per diluted share was $2.05 and $6.44 as of December 31, 2015 and 2014, respectively, as shown in the following reconciliation table.

December 31,

	2015	2014
Earnings per diluted share (excluding Assurant Health run-off operations)	$6.58	$6.87
Assurant Health run-off operations	$(5.33)	$(0.87)
Net realized gains on investments	$0.30	$0.54
Gain (loss) on divested business	$0.16	$(0.27)
Change in tax liabilities	$0.23	$0.19
Payment received related to previous sale of subsidiary	$0.14	—
Change in derivative investment	$(0.03)	$(0.02)

Earnings per diluted share	$2.05	$6.44

Book Value Per Diluted Share. Assurant uses book value per diluted share, excluding AOCI, as an important measure of the Company’s stockholder value. Book value per diluted share, excluding AOCI, equals total stockholders’ equity, excluding AOCI, divided by diluted shares outstanding. The Company believes book value per diluted share, excluding AOCI, provides investors a valuable measure of stockholder value because it excludes the effect of unrealized gains (losses) on investments, which tend to be highly variable from period to period, and other AOCI items. The comparable GAAP measure would be book value per diluted share, defined as total stockholders’ equity divided by diluted shares outstanding. Book value per diluted share was $67.05 and $72.61 as of December 31, 2015 and 2014, respectively, as shown in the following reconciliation table.

December 31,

	2015	2014
Book value per diluted share (excluding AOCI)	$65.29	$64.82
Change due to effect of including AOCI	$1.76	$7.79

Book value per diluted share	$67.05	$72.61

Net Operating Income. Assurant uses net operating income as an important measure of the Company’s operating performance. Net operating income equals net income, excluding Assurant Health runoff operations, net realized gains (losses) on investments and other unusual and/or infrequent items. The Company believes net operating income provides investors a valuable measure of the performance of the Company’s ongoing business, because it excludes both the effect of net realized gains (losses) on investments that tend to be highly variable from period-to-period, and those events that are unusual and/

Appendix A

or unlikely to recur. GAAP net income for the twelve months ended December 31, 2015 was $141.6, as shown in the following reconciliation table.

(UNAUDITED) (dollars in millions, net of tax)	12 Months 2015
Housing and Lifestyle
Assurant Solutions	$197.2
Assurant Specialty Property	307.7

Subtotal	504.9

Assurant Employee Benefits	47.3
Corporate and other	(70.4)
Amortization of deferred gain on disposal of businesses	8.4
Interest expense	(35.8)

Net operating income	454.4

Adjustments:
Assurant Health runoff operations	(367.9)
Net realized gains on investments	20.8
Gain (loss) on divested business	10.7
Change in tax liabilities	16.0
Payment received related to previous sale of subsidiary	9.9
Change in derivative investment	(2.3)

Net income	$141.6

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*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to Be Held on May 12, 2016.

ASSURANT, INC.	Meeting Information
Meeting Type: Annual Meeting
For holders as of: March 17, 2016
Date: May 12, 2016 Time: 9:00 AM EDT
Location: The Club Quarters, Conference Center
52 William Street
New York, NY 10005
ASSURANT, INC. 28 LIBERTY STREET - 41ST FL NEW YORK, NY 10005

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Voting Items

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

1a.	Elaine D. Rosen

1b.	Howard L. Carver

1c.	Juan N. Cento

1d.	Alan B. Colberg

1e.	Elyse Douglas

1f.	Lawrence V. Jackson

1g.	Charles J. Koch

1h.	Jean-Paul L. Montupet

1i.	Paul J. Reilly

1j.	Robert W. Stein

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm.

3.	Advisory approval of the 2015 compensation of the Company’s named executive officers.

4.	Approval of an advisory stockholder proposal concerning proposed changes in our by-laws and articles of incorporation, if properly presented at the meeting.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

ASSURANT, INC. 28 LIBERTY STREET- 41ST FL NEW YORK, NY 10005

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E04927-P71816	KEEP THIS PORTION FOR YOUR RECORDS

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ASSURANT, INC.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors	For	Against	Abstain
1a. Elaine D. Rosen	☐	☐	☐
1b. Howard L. Carver	☐	☐	☐
1c. Juan N. Cento	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2, 3 and 4.	For	Against	Abstain
1d. Alan B. Colberg 1e. Elyse Douglas 1f. Lawrence V. Jackson 1g. Charles J. Koch 1h. Jean-Paul L. Montupet 1i. Paul J. Reilly 1j. Robert W. Stein	☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐

2.     Ratification of the appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm.

3.     Advisory approval of the 2015 compensation of the Company’s named executive officers.

4.     Approval of an advisory stockholder proposal concerning proposed changes in our by-laws and articles of incorporation, if properly presented at the meeting.

					☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
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E04928-P71816

ASSURANT, INC.

Annual Meeting of Stockholders

May 12, 2016 9:00 AM

This proxy is solicited by the Board of Directors

The stockholders hereby appoint Bart R. Schwartz and Jessica M. Olich, and each of them acting individually, as proxies, each with the power to appoint his or her substitute, and hereby authorize them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ASSURANT, INC. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, EDT on May 12, 2016, at The Club Quarters, Conference Center, 52 William Street, New York, New York 10005, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR each director nominee, FOR Proposals Two, Three and Four and in the discretion of the proxies on any other matter that may properly come before the Annual Meeting.

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